Exhibit 10.49

OFFICE LEASE

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS

REAL ESTATE ACCOUNT, a New York corporation

(“Landlord”)

And

MIDLAND CREDIT MANAGEMENT, INC.,

a Kansas corporation

(“Tenant”)

Dated as of

March 4, 2011

OFFICE LEASE

THIS OFFICE LEASE is dated for reference purposes only as of March 4, 2011 (“Effective Date”) and is made between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes collectively referred to herein as the “Project”).

BASIC LEASE PROVISIONS

1.	Tenant:	MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation(“Tenant”)

2.	Building:	3111 Camino del Rio North San Diego, California 92108

3.	Description of Premises:	The entire twelfth (12th) and thirteenth (13th) floors of the Building

	Rentable Area of Premises:	32,503 square feet of Rentable Area
	Usable Area of Premises:	31,378 square feet of Usable Area

	Building Size:	202,913 square feet of Rentable Area (subject to Paragraph 18)

4.	Tenant’s Proportionate Share:	16.02% (32,503 rsf / 202,913 rsf) (See Paragraph 3)

4.	Base Rent:	(See Paragraph 2)

Months	Base Rent
1 to 12	*$	65,006.00
13 to 24		$66,956.18
25 to 36		$68,964.87
37 to 48		$71,033.82
49 to 60		$73,164.83
61 to 72		$75,359.77
73 to 84		$77,620.56
85 to 94		$79,949.18
*	Subject to abatement as provided in Paragraph 2(b) below.

6.	Base Rent Payable Upon Execution:	$65,006.00

7.	Security Deposit Payable Upon Execution:	$79,949.18 (See Paragraph 2(c))

8.	Base Year:	2011

9.	Initial Term:	Ninety-four (94) months, commencing on the Commencement Date and ending on the day immediately preceding the ninety-fourth (94th) month anniversary of the Commencement Date (See Paragraph 1)

10.	Estimated Commencement Date:	June 1, 2011, Actual Commencement Date to be determined as provided in Paragraph 1

11.	Estimated Termination Date:	March 31, 2019

12.	Broker(s) (See Paragraph 19(k)):

	Landlord’s Broker:	Jones Lang LSalle Americas 4747 Executive Drive, Suite 400 San Diego, California 92121 Attn: Richard J. Gonor

	Tenant’s Broker:	Irving Hughes, Inc. 655 West Broadway, Suite 1650 San Diego, California 92101 Attn: David B. Marino

13.	Number of Parking Spaces:	Up to four (4) unreserved parking spaces per one thousand (1,000) square feet of Rentable Area leased (i.e., 130 unreserved parking spaces based upon 32,500 square feet of Rentable Area in the Premises) and five (5) reserved parking spaces free of charge throughout the Initial Term. Subject to availability, Tenant shall have right to lease up to an additional five (5) reserved parking spaces at Landlord’s then prevailing charge for reserved parking spaces as the same may change from time to time, currently at the rate of $75.00 per reserved space per month. Landlord shall also provide Tenant with 300 hours of parking validations per month for visitor parking, provided such validations may only be used in the month of issuance and shall not be available to Tenant on a cumulative or rollover basis. In addition, Landlord shall provide Tenant with up to an additional 0.5 unreserved parking spaces per one thousand (1,000) square feet of Rentable Area leased (i.e., up to an additional 16 parking spaces based upon 32,500 square feet of Rentable Area in the Premises (“Overflow Parking”) anywhere in the Project and/or upon any other property adjacent to the Project over which Landlord has parking rights and provided Tenant’s rights to such additional Overflow Parking shall be personal to the original Tenant executing this Lease and available only while the original Tenant occupies not less than 100% of the leased Premises. (See Paragraph 18)

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14. Addresses for Notices:

To: TENANT:	To: LANDLORD:

Prior to occupancy of the Premises: Midland Credit Management, Inc. 8875 Aero Drive, Suite 200 San Diego, CA 92123 Attn: Glen Freter, Vice President and Controller	TIAA-CREF 4675 MacArthur Court, Suite 1100 Newport Beach, California 92660 Attn: Robert Niendorf, Director – Asset Management

After occupancy of the Premises:	With a copy to:

To the Premises	Jones Lang LaSalle 4747 Executive Drive, Suite 400 San Diego, CA 92121 Attn: Karen Christian

15. Address for Payment of Rent:	All payments payable under this Lease shall be sent to Landlord at the address set forth below or to such other address as Landlord may designate in writing:

TIAA-Centerside I File #70175 Los Angeles, California 90074-0175

16. Guarantor:	Encore Capital Group, Inc.

17. Landlord’s Construction Allowance:	None. Tenant Improvements shall be provided by Landlord on a “turnkey” basis, as more particularly set forth in Exhibit B.

18. The “State” is the State of California

19. Options:	One (1) option to extend the Term for five (5) years (See Rider No. 1). Right of First Offer as to Suites 1150 and 1100 (See Rider No. 3). Right of First Refusal as to Suite 1125 (See Rider No. 4).

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraphs 1 through 19 which follow) and Exhibit A-1 through Exhibit A-6 and Exhibit B through Exhibit E, and the following Riders: Rider No. 1 through Rider No. 5, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

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STANDARD LEASE PROVISIONS

1.	TERM

(a) The Initial Term (as defined in Item 9 of the Basic Lease Provisions) of this Lease and the payment of “Rent” (as that term is defined in Paragraph 3(j) below) by Tenant shall commence on the earliest of (i) the date that the “Tenant Improvements” are “Substantially Completed” (as those terms are defined and provided in the attached Exhibit B Work Letter), or (ii) the date the Tenant Improvements would have been Substantially Completed except for “Tenant Delays” (as that term is defined and provided in the attached Exhibit B Work Letter), or (iii) the date that Tenant, or any person occupying any of the Premises with Tenant’s permission, commences business operations from the Premises (the “Commencement Date”). However, regardless of any other provision of this Paragraph 1 or any other provision of this Lease, the Commencement Date shall not be deemed to have occurred until after Landlord has provided Tenant with a minimum of five (5) business days of early access as provided in Paragraph 1(d) below to complete Tenant’s installation of its furnishings and equipment. Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease.

(b) The Premises will be delivered to Tenant when the Tenant Improvements have been Substantially Completed. If the Commencement Date is delayed or otherwise does not occur on the Estimated Commencement Date, set forth in Item 10 of the Basic Lease Provisions, except as otherwise provided in this Section 1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but provided the Commencement Date is not delayed as a result of Tenant Delays, the Commencement Date shall be extended until it occurs as provided in Paragraph 1(a) above. Notwithstanding the foregoing:

(i) If for reasons other than Tenant Delays (as that term is defined and provided in the attached Exhibit B Work Letter) the Commencement Date does not occur within ninety (90) days after the Estimated Commencement Date (“90 Day Delay Period”), then after the expiration of the 90 Day Delay Period, for each day thereafter that the Commencement Date has not occurred, the Abatement Period (as defined in Section 2 hereof) shall be increased by one (1) day.

(ii) If for reasons other than Tenant Delays (as that term is defined and provided in the attached Exhibit B Work Letter) the Commencement Date does not occur within one hundred eighty (180) days after the Estimated Commencement Date (“180 Day Delay Period”), then after the expiration of the 180 Day Delay Period, Tenant shall have the unconditional right to terminate this Lease by giving written notice of termination to Landlord (“180 Day Delay Termination”) within two (2) business days after the expiration of such 180 Day Delay Period. In the event of a 180 Day Delay Termination, Landlord and Tenant shall not for any reason owe any amounts to each other or have any liabilities or obligations to each other of any kind, and the effect of a 180 Day Delay Termination shall be the same as if Landlord and Tenant had never entered into this Lease.

(iii) If the Commencement Date is delayed as a result of Tenant Delays, the 90 Day Delay Period and the 180 Day Delay Period shall each be extended by the number of days that the Commencement Date is delayed as a result of Tenant Delays.

(c) Upon Substantial Completion of the Tenant Improvements, Landlord shall prepare and deliver to Tenant, Tenant’s Initial Certificate in the form of Exhibit E attached hereto (the “Certificate”), which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the Certificate to Landlord within ten (10) days of its receipt from Landlord, the Certificate as sent by Landlord shall be deemed to have correctly set forth the Commencement Date and the other matters addressed in the Certificate. Failure of Landlord to send the Certificate shall have no effect on the Commencement Date.

(d) So long as Landlord has received from Tenant the first month’s Base Rent due pursuant to this Lease, certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under this Lease, and Tenant’s Security Deposit and the fully executed Guaranty, and so long as the Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements, Landlord shall use reasonable efforts to give Tenant’s designated contractors access to the Premises a minimum of five (5) business days prior to the estimated Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s telecommunications equipment, cabling, furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period until the Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the period of any such early access so as not to interfere with Landlord in the completion of any Landlord’s work in the Premises pursuant to the Work Letter (the “Landlord’s Work”). Should Landlord reasonably determine such early access interferes with Landlord’s Work, Landlord may deny Tenant access to the Premises, Tenant shall promptly surrender any keys or other means of access to the Premises, and Tenant shall otherwise comply with such denial by Landlord until such interference with Landlord’s Work has been eliminated.

2.	BASE RENT AND SECURITY DEPOSIT

(a) Tenant agrees to pay during each month of the Lease Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.

(b) Except as expressly provided to the contrary herein, Base Rent shall be payable in consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. The first full monthly installment of Base Rent shall be payable upon Tenant’s execution of this Lease. The obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the Commencement Date is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis. Notwithstanding the foregoing, provided Tenant is not in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly installments of Base Rent for the second (2nd) through twelfth (12th) full months of the Initial Term (such months being hereinafter referred to as the “Abatement Period”, and such total amount of abated Base Rent being hereinafter referred to as the “Abated Amount”). During such Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under the Lease, including payment of Additional Rent. Tenant acknowledges that any monetary or material non-monetary default by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Term be in monetary or material nonmonetary default after having been given notice and opportunity to cure, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Initial Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any further rent abatement shall cease immediately notwithstanding that Landlord, in Landlord’s sole discretion, elects to allow the Lease to continue; provided, however, Tenant acknowledges and agrees that nothing in this Section 2(b) is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant is in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period.

(c) Simultaneously with the execution of this Lease, Tenant has paid or will pay Landlord the security deposit (the “Security Deposit”) in the amount stated in Item 7 of the Basic Lease Provisions as security for the performance of the provisions of this Lease by Tenant. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest thereon.

If Tenant defaults with respect to any monetary or material non-monetary provision of this Lease, including, without limitation, the provisions relating to the payment of Rent, the cleaning of the Premises upon the termination of this Lease, or amounts which Landlord may be entitled to recover pursuant to the provisions of Section 1951.2 of the California Civil Code, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit (i) for the payment of any Rent or any other sum in default, (ii) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s monetary or material non-monetary default hereunder, or (iii) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s monetary or material non-monetary default hereunder, including, without limitation, costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises following such default by Tenant hereunder. If any portion of the Security Deposit is so used or applied, Tenant shall, upon demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the appropriate amount, as determined hereunder. If Tenant shall fully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term; provided, however, that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with Paragraph 3 below has been determined and paid to Landlord in full. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code. Tenant also waives all provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any “Tenant Affiliates” (as that term is defined in Paragraph 6(f)(i) below). The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or any Law and shall not be construed as liquidated damages.

(d) The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions.

(e) The provisions for payment of Operating Expenses by means of periodic payment of Tenant’s Proportionate Share of estimated Operating Expenses and the year end adjustment of such payments are intended to pass on to Tenant and reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses of the nature described in Paragraph 3 of this Lease, below.

3.	ADDITIONAL RENT

(a) Tenant shall pay to Landlord each month as additional rent (“Additional Rent”) an amount equal to “Tenant’s Proportionate Share” (as that term is defined in Paragraph 3(b) below) of the positive excess, if any, of “Operating Expenses” (as that term is defined in Paragraph 3(c) below) for each year over the Operating Expenses for the Base Year.

(b) “Tenant’s Proportionate Share” is, subject to the provisions of Paragraph 18 below, the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share represents, subject to the provisions of Paragraph 18 below, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area in the Building, as determined by Landlord pursuant to Paragraph 18, below.

(c) “Operating Expenses” means all costs, expenses and obligations incurred or payable by Landlord in connection with the operation, ownership, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, including without limitation, the following:

(i) Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project (collectively, “Taxes”). Taxes shall also include, without limitation:

(A) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(B) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Taxes” for the purposes of this Lease;

(C) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Project, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(D) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(E) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or

(F) any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Taxes.

(ii) The cost of services and utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, including, without limitation, water, power, gas, sewer, waste disposal, telephone and cable television facilities, fuel, supplies, equipment, tools, materials; service contracts, janitorial services, waste and refuse disposal, window cleaning, maintenance and repair of sidewalks and Building exterior and services areas, gardening and landscaping; insurance, including, but not limited to, public liability, fire, property damage, wind, hurricane, earthquake, terrorism, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and All Risk or Causes of Loss – Special Form coverage insurance for up to the full replacement cost of the Project and such other insurance as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its discretion, and the deductible portion of any insured loss otherwise covered by such insurance; the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) who perform services connected with the operation, maintenance, repair or replacement of the Project; any association assessments, costs, dues and/or expenses relating to the Project, personal property taxes on, and maintenance and repair of, equipment and other personal property used in connection with the operation, maintenance or repair of the Project; repair and replacement of window coverings provided by Landlord in the premises of tenants in the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; administration fees; a property management fee (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager); the costs of maintenance of any easements or ground leases benefiting the Project, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Project; license, permit and inspection fees; all costs and expenses required by any governmental or quasigovernmental authority or by applicable law, for any reason, including capital improvements, whether capitalized or not; the cost of the capital improvements to be made by Landlord as provided in Exhibit C as to shower rooms, Floor 12 &13 lobbies, corridors and restrooms, parking ADA improvements and entrance modifications (such costs to be amortized over such reasonable periods as Landlord shall reasonably determine together with interest thereon at the rate of ten percent per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements; any capital improvements made to the Project by Landlord that improve life-safety systems or reduce operating expenses and the costs to replace items at the end of their useful life which Landlord is obligated to maintain, repair and replace under the Lease (such costs to be amortized over such reasonable periods as Landlord shall reasonably determine together with interest thereon at the rate of ten percent per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance, and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance and repair; and “Common Area” (as that term is defined in Paragraph 18(b), below) repair, resurfacing, operation and maintenance; the cost of temporary lobby displays and events commensurate with the operation of a similar class building, and the cost of providing security services, if any, deemed appropriate by Landlord.

Notwithstanding anything to the contrary contained in this Lease including within this Section 3(c), The following items shall be excluded from Operating Expenses:

(A) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(B) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(C) costs of services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Base Rent and Operating Expenses payable under the lease with such tenant or other occupant;

(D) any depreciation or amortization of the Project except as expressly permitted herein;

(E) costs incurred due to a violation of “Law” (as that term is defined in Paragraph 6(b), below) by Landlord relating to the Project;

(F) ground lease rent, interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(G) costs of all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Expenses;

(H) costs of repairs or other work occasioned by fire, windstorm or other casualty or work paid for through insurance or condemnation proceeds (excluding any deductible);

(I) legal expenses incurred for (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (iv) the development and/or construction of the Project;

(J) costs of repairs resulting from any defect in the original design or construction of the Project;

(K) Seismic Standards Expenses as that term is defined in Section 5(d) of this Lease.

(d) Variable Operating Expenses for any calendar year during which actual occupancy of the Project is less than one hundred percent (100%) of the Rentable Area of the Project shall be appropriately adjusted to reflect one hundred percent (100%) occupancy of the existing Rentable Area of the Project during such period. In determining Operating Expenses, if any services or utilities are separately charged to tenants of the Project or others, Operating Expenses shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. Operating Expenses for the Tenant’s Base Year for Operating Expenses (as defined in Item 8 of the Basic Lease Provisions) shall not include Operating Expenses attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate and reasonable adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis reasonably determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. In addition, Landlord shall have the right, from time to time, to equitably allocate and prorate some or all of the Operating Expenses among different tenants and/or different buildings of the Project and/or on a building-by-building basis (the “Cost Pools”), adjusting Tenant’s Proportionate Share as to each of the separately allocated costs based on the ratio of the Rentable Area of the Premises to the Rentable Area of all of the premises to which such costs are allocated. Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the buildings in the Project.

(e) Prior to the commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of the Operating Expenses for the Project for the ensuing year. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. On or before June 30th of each calendar year, Landlord shall furnish Tenant a statement indicating in reasonable detail the Operating Expenses for the prior calendar year, and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s Proportionate Share of such Operating Expenses as indicated by such annual statement. Except with respect to Taxes and any invoices submitted by third parties to Landlord after the issuance of a statement, Landlord shall not be permitted to make any adjustments, corrections and/or revisions to the statement from and after one hundred eighty (180) days after delivery of said statement to Tenant. Any payment due Landlord shall be payable by Tenant on demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(e) or refunded to Tenant, if requested by Tenant.

(f) Except as excluded under Paragraph 3(c) above, all levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease, if any, and any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof, if any, shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent to be allocated to monthly Operating Expenses. Regardless of the foregoing, Landlord agrees that all income taxes imposed on Landlord are excluded from the scope of this Section 3(f).

(g) Prior to the execution of this Lease, Landlord provided to Tenant a history of the Operating Expenses that have been incurred by Landlord for the 2008, 2009 and 2010 calendar years, and a projection of the Operating Expenses Landlord expects to incur for the 2011 calendar years (collectively “Operating Expenses Information”). Landlord hereby represents and warrants to Tenant that the Operating Expenses Information is accurate and complete in all material respects, is not misleading in any material respect, and that to the best of Landlord’s knowledge and belief, the types of Operating Expenses that Landlord reasonably expects to incur during the Initial Term will be substantially similar to the types of Operating Expenses described in the Operating Expense Information.

(h) Tenant shall pay ten (10) days before delinquency, all taxes and assessments (i) levied against any personal property, Alterations, tenant improvements or trade fixtures of Tenant in or about the Premises and (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises. If any such taxes or assessments are levied against Landlord or

Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall upon demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. If the Project is owned by an entity the property of which is exempt from taxation pursuant to the California Revenue and Taxation Code, Tenant’s possessory interest may be subject to property taxation pursuant to Section 107.6 of the California Revenue and Taxation Code and to the payment of property taxes levied on that interest. The “full cash value,” as defined in Sections 110 and 110.1 of the Revenue and Taxation Code, of the possessory interest, upon which property taxes will be based, shall equal the greater of (A) the full cash value of the possessory interest or (B) if Tenant has leased less than all of the Project, Tenant’s allocable share of the full cash value of the Project that would have been enrolled if the Project had been subject to property tax upon acquisition by Landlord. The full cash value as provided for pursuant to either (A) or (B) of the preceding sentence shall reflect the anticipated term of possession if, on the lien date described in Section 2192 of the California Revenue and Taxation Code, that term is expected to terminate prior to the end of the next succeeding fiscal year. Tenant’s Proportionate Share shall, subject to the preceding sentence, be the Rentable Area of the Premises divided by the Rentable Area of the Building.

(i) Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of Operating Expenses shall not constitute a waiver of its right to require an increase in Rent, or in any way impair, the continuing obligations of Tenant under this Paragraph 3. In the event of any dispute as to any Additional Rent due under this Paragraph 3, Tenant, an officer of Tenant or Tenant’s certified public accountant (but (a) in no event shall Tenant hire or employ an accounting firm of accountants or any person to audit Landlord as set forth under this Paragraph 3 who is compensated or paid for such audit on a contingency basis and (b) in the event Tenant hires or employs an independent party to perform such audit, Tenant shall provide Landlord with a copy of the engagement letter) shall have the right after reasonable notice and at reasonable times to inspect one time per calendar year Landlord’s accounting records at Landlord’s accounting office. If, after such inspection, Tenant still disputes such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Expenses and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties agree that Landlord shall choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Expenses due by Tenant for the period in question; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Expenses to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Expenses or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Expenses, Tenant shall promptly pay such additional Operating Expenses to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto and no adjustments in Tenant’s favor shall be made unless it is determined that Landlord’s original statement was in error in Landlord’s favor by more than five percent (5%). Tenant waives the right to dispute any matter relating to the calculation of Operating Expenses or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord within one hundred eighty (180) days after delivery to Tenant of the original billing statement with respect thereto. Notwithstanding the foregoing, Tenant shall maintain strict confidentiality of all of Landlord’s accounting records and shall not disclose the same to any other person or entity except for Tenant’s professional advisory representatives (such as Tenant’s employees, accountants, advisors, attorneys and consultants) with a need to know such accounting information, who agree to similarly maintain the confidentiality of such financial information.

(j) Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of Operating Expenses for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Operating Expenses paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.

(k) The Base Rent, Additional Rent, and other amounts required to be paid by Tenant to Landlord hereunder are sometimes collectively referred to as, and shall constitute, “Rent”.

4. IMPROVEMENTS AND ALTERATIONS

(a) Landlord’s sole construction obligation under this Lease is set forth in the Work Letter attached hereto as Exhibit B.

(b) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (the “Alterations”) shall be subject to Landlord’s prior written consent. Landlord’s consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems, (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees, (iv) do not affect the structural portions of the Building or require capital alterations to any other portions of the Building or the Project, and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations. All Alterations shall be constructed at Tenant’s sole cost and expense, in a first class and good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Alterations shall be submitted to Landlord for its approval, which approval will not be unreasonably withheld, delayed or conditioned. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for any costs incurred by Landlord in monitoring such construction. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Without limiting any other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work and all mechanical, electrical, plumbing and roof related work be performed by contractors designated by Landlord. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those improvements or Alterations from the Premises which (i) were not approved in advance by Landlord, (ii) were not built in conformance with plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Alterations would need to be removed by Tenant upon the expiration of this Lease. Except as set forth in the preceding sentence, Tenant shall not be obligated to remove such Alterations at the expiration of this Lease. Landlord shall not unreasonably withhold or delay its approval with respect to what improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease. If upon the termination of this Lease Landlord requires Tenant to remove any or all of such Alterations from the Premises, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted. Any Alterations remaining in the Premises following the expiration of the Lease Term, or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless Landlord notifies Tenant otherwise. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Upon completion of any Alterations and upon Landlord’s reasonable request, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Alterations and final lien waivers from all such contractors and subcontractors. Additionally, upon completion of any Alteration, Tenant shall provide Landlord, at Tenant’s expense, with a complete set of plans in reproducible form and specifications reflecting the actual conditions of the Alterations, together with a copy of such plans on diskette in the AutoCAD format or such other format as may then be in common use for computer assisted design purposes. Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s engineers and other consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Alterations and for the incorporation of such Alterations in the Landlord’s master Building drawings, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants together with (in any event) an administrative charge of ten percent (10%) of the actual costs of such work. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(c) Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. If Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all amounts so paid by Landlord in connection therewith, together with all of Landlord’s costs and expenses, with interest thereon at the “Default Rate” (as that term is defined in Paragraph 12, below) and Tenant shall indemnify and defend each and all of the “Landlord Indemnitees” (as that term is defined in Paragraph 8(b), below) against any damages, losses or costs arising out of any such claim. Tenant’s indemnification of Landlord contained in this Paragraph 4 shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.

(d) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.	REPAIRS

(a) Landlord’s obligation with respect to repair as part of Basic Services shall be limited to (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems except for any lavatory, shower, toilet, wash basin and kitchen facilities that serve Tenant exclusively, and any supplemental heating and air conditioning systems which are subsequently added by Tenant after delivery of possession by Landlord (including all plumbing connected to said facilities or systems), and (v) Common Areas. Landlord shall not be deemed to have breached any obligation with respect to the condition of any part of the Project unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice. The foregoing notwithstanding: (A) Landlord shall not be required to repair damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or its agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (B) the obligations of Landlord pertaining to damage or destruction by casualty not caused by the acts or omissions of Tenant or its agents or employees shall be governed by the provisions of Paragraph 9, below. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner. All actual costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to ten percent (10%) of such costs. Except as expressly provided in Paragraph 9 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

(b) Tenant, at its expense, (i) shall keep the Premises and all furniture and fixtures and personal property contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors selected by Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises not required to be made by Landlord under Paragraph 5(a), above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the

Lease Term. Tenant shall pay for the cost of any repairs to the Premises, the Building or the Project made necessary by any negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Tenant. If Tenant fails to make such repairs or replacements within fifteen (15) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall within thirty (30) days of demand pay Landlord for the cost thereof, together with an administration fee equal to fifteen percent (15%) of such costs.

(c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition, normal wear and tear excepted. Except as otherwise set forth in Paragraph 4(b) of this Lease, Tenant shall remove from the Premises all trade fixtures, furnishings and other personal property of Tenant and all computer and phone cabling and wiring installed by or on behalf of Tenant, shall repair all damage caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear excepted. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property, Tenant shall be deemed to have abandoned the same, in which case Landlord may store the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.

(d) Landlord represents and warrants that Landlord has no reason to believe that the Building is not presently in compliance with all applicable earthquake and other seismic construction and safety laws, rules, regulations and standards (collectively “Seismic Standards”), and regardless of any other provision of this Lease, Landlord agrees that Landlord shall be solely responsible for all obligations and expenses associated with the requirements of any Seismic Standards relative to the Building or Common Areas (“Seismic Standards Expenses”).

6. USE OF PREMISES

(a) Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

(b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any law, statute, ordinance or any governmental rule, regulation or order including without limitation the Americans with Disabilities Act of 1990 as amended, or of any written copy provided by Landlord to Tenant of any certificates of occupancy issued for or restrictive covenants, conditions or restrictions pertaining to the Building or the Premises (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, Alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense. If any architectural control committee or department of the State or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of any such Law, Tenant shall, upon five (5) days notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law.

(c) Tenant shall not knowingly (after written notice from Landlord) do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk, Causes of Loss – Special Form or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function; provided, however, Landlord acknowledges that Tenant’s use of the Premises for ordinary office use consistent with ordinary office uses of other tenants in the Building will not invalidate or cause any increase to the costs of Landlord’s insurance. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.

(d) Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than five (5) persons per 1,000 square feet of Rentable Area. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed any waste in, on, upon or about the Premises, the Building or the Project.

(e) Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters.

(f) As used herein, the term “Hazardous Material” means any (a) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Federal Hazardous Substances Control Act, as amended, 15 U.S.C. § 1261, et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code (collectively, the “Environmental Laws”); (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment. The term “Permitted Hazardous Materials” shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size in the comparable office buildings, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which are not in any respect safe and prudent shall not be deemed to be “Permitted Hazardous Materials” for the purposes of this Lease. Landlord represents that as of the date of this Lease, to Landlord’s actual knowledge, the Project and Premises are not in violation of any Environmental Laws.

(i) Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”) shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises by Tenant or by Tenant Affiliates without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant or Tenant Affiliates may bring, store and use in reasonable quantities for their intended use in the Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Premises as of the Commencement Date and were not brought onto the Premises by Tenant or Tenant Affiliates.

(ii) Tenant agrees to indemnify, defend and hold Landlord and its “Affiliates” (as that term is defined in Paragraph 8(a), below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof caused by Tenant or Tenant Affiliates.

(iii) If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Tenant shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, reasonably approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and reasonably approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(iv) Each of the covenants and agreements of Tenant set forth in this Paragraph 6(f) shall survive the expiration or earlier termination of this Lease for a period of two (2) years.

(g) From and after May 1, 2011 through April 30, 2012, so long as Tenant is not in monetary or material non-monetary default, Tenant shall have a non-exclusive and revocable license and right (along with other tenants of the Building) to use on a temporary as-available basis that certain space known as Suite 1125 of the Building containing approximately 2,772 rentable square feet of area as depicted on Exhibit “A-3” attached hereto (the “Temporary Space”) as a conference room for periodic company meetings and for no other purpose, subject to Tenant’s advance reservation of said Temporary Space with Landlord (or any onsite Building manager) and payment for use of such Temporary Space in the amount of Twenty Dollars ($20.00) per hour (the “Temporary Space Hourly Fee”); provided, however, Tenant shall be entitled to use the Temporary Space for up to ten (10) hours per month, on a non-cumulative basis, without payment of the Temporary Space Hourly Fee. Tenant’s use the Temporary Space shall be upon and subject to all terms and conditions of this Lease, provided Tenant shall have no obligation to pay any additional rent for use of the Temporary Space, other than the Temporary Space Hourly Fee, if applicable. Tenant agrees to accept the condition of the Temporary Space in its present “AS-IS” condition, provided Landlord agrees to install new building standard carpet and base in the Temporary Space and shall have sole discretion over the colors and materials for such improvements to the Temporary Space. Notwithstanding anything to the contrary contained herein, Landlord shall have the absolute right to immediately terminate and revoke Tenant’s license rights to the Temporary Space upon not less than fifteen (15) days prior written notice if at any time Landlord requires the Temporary Space for a prospective tenant of the Building on a permanent basis, in which case Tenant shall cease all use of the Temporary Space and surrender the Temporary Space to Landlord within such fifteen (15) day period following notice from Landlord and Tenant’s temporary license provided herein shall be of no further force or effect.

7.	UTILITIES AND SERVICES

(a) Landlord shall furnish, or cause to be furnished to the Premises, in quantities sufficient to operate in a reasonable manner the entire Premises as described and completed in accordance with the Plans attached to the Work Letter as Schedule 1, and the Standards attached to the Work Letter as Schedule 2, the utilities and services described in this Paragraph 7(a) (collectively the “Basic Services”):

(i) Tepid water at those points of supply provided for general use of other tenants in the Building;

(ii) Central heat and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Building and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard or as may be permitted or controlled by applicable Laws;

(iii) Routine maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all public areas and special service areas of the Project in the manner and to the extent reasonably deemed by Landlord to be standard, subject to the limitation contained in Paragraph 5(a) above;

(iv) Janitorial service on a five (5) day week basis, excluding holidays;

(v) An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, but not to exceed a total allowance of four (4) watts per square foot of Rentable Area during normal office hours (which includes an allowance for lighting of the Premises at the maximum wattage per square foot of Rentable Area permitted under applicable laws, ordinances, orders, rules and regulations), provided that no single item of electrical equipment consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts, single phase; and

(vi) Public elevator service and a freight elevator serving the floors on which the Premises are situated, during hours designated by Landlord.

(b) Landlord shall provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services (collectively the “Extra Services”):

(i) Such extra cleaning and janitorial services requested by Tenant, and agreed to by Landlord, for special improvements or Alterations;

(ii) Subject to Paragraph 7(d) below, additional air conditioning and ventilating capacity required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that typically provided by the Building;

(iii) Maintaining and replacing lamps, bulbs, and ballasts (except that Landlord shall maintain and replace lamps bulbs, and ballasts in all building standard fixtures as part of Operating Expenses);

(iv) Heating, ventilation, air conditioning or extra electrical service provided by Landlord to Tenant (i) during hours other than normal business hours, (ii) on Saturdays (after normal business hours), Sundays, or holidays, said after hours or extra heating, ventilation and air conditioning service to be furnished at Landlord’s prevailing standard hourly charge for after hours HVAC use (presently $45.00 per hour) solely upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require (normal business hours for the Building are currently 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding holidays, subject to reasonable adjustment by Landlord from time to time); and

(v) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided above, but only if Landlord elects to provide such additional or excess service. Tenant shall pay Landlord the actual cost of providing such additional services (or an amount equal to Landlord’s reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with an administration fee equal to ten percent (10%) of such cost, within ten (10) days following presentation of an invoice therefore by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

(c) Tenant agrees to cooperate fully at all times with Landlord and to comply with all regulations and requirements which Landlord may from time to time reasonably prescribe for the use of the utilities and Basic Services described herein. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements.

(d) If Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord as set forth above, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s charge for such use. If Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent (which consent shall not be unreasonably withheld), and a reasonable determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be reasonably determined by Landlord, including payment of Landlord’s charge therefor. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord shall have the right to contract with any utility provider it deems appropriate to provide utilities to the Project.

(e) Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein for any reason that is not the fault of Landlord and results from any cause beyond Landlord’s control, including, without limitation, when caused by accident, breakage, water leakage, flooding, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. Except as provided in Schedule 2 of the attached Exhibit B Work Letter, no representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932, subsection 1, or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services; provided, however, the foregoing waiver does not constitute a waiver by Tenant of any of the obligations of Landlord to provide any services pursuant to this Lease.

(f) Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards for Basic Services and Extra Services, so long as such modifications do not disrupt or otherwise interfere with Tenant’s use of the Premises or the conduct of Tenant’s business located in the Premises.

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE

(a) To the greatest extent permitted by Law, and except to the extent caused by Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any injury, loss or damage suffered by Tenant or to any person or property occurring or incurred in or about the Premises, the Building or the Project from any cause. Without limiting the foregoing, except to the extent caused by Landlord’s gross negligence or willful misconduct, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraphs 9 and 10 of this Lease) for (i) any damage to Tenant’s property stored with or entrusted to Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project, or (v) any latent or other defect in the Premises, the Building or the Project. Tenant shall give prompt notice to Landlord in the event of (A) the occurrence of a fire or accident in the Premises or in the Building, or (B) the discovery of a defect therein or in the fixtures or equipment thereof. This paragraph 8(a) shall survive the expiration or earlier termination of this Lease.

(b) To the greatest extent permitted by Law, except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, directly or indirectly arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of or use, occupancy or enjoyment of the Premises, (2) any activity, work or other things done, permitted or suffered by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) any act, omission, negligence or willful misconduct of Tenant or any of its agents, contractors, employees, business invitees or licensees, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises (collectively, “Liabilities”). This Paragraph 8(b) shall survive the expiration or earlier termination of this Lease.

(c) Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Tenant, at Tenant’s expense, shall assume on behalf of each and every Landlord Indemnitee and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, however, that any Landlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Tenant to fully perform in accordance with this Paragraph 8, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform, but all costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. The indemnification provided in Paragraph 8(b), above shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

(d) Insurance.

(i) Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom, bodily injury and property damage to a combined single limit of Three Million Dollars ($3,000,000) to one or more than one person as the result of any one accident or occurrence and excess liability coverage of not less than Three Million Dollars ($3,000,000) per occurrence and annual aggregate, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of Five Hundred Thousand Dollars ($500,000) per occurrence, and (C) All Risk or Causes of Loss – Special Form property insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in California and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Effective Date and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID POLICIES SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD (EXCEPT WITH RESPECT TO WORKERS’ COMPENSATION), AND AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS PRIOR WRITTEN NOTICE (EXCEPT TEN (10) DAYS IN THE EVENT OF NON-PAYMENT OF PREMIUMS) OF ANY CANCELLATION OR NONRENEWAL OF COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The policies or duly executed certificates showing the material terms for the same, together with reasonably satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage. If certificates are supplied rather than the policies themselves, Tenant shall allow Landlord, at all reasonable times, to inspect the policies of insurance required herein.

(ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.

(iii) Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance

(iv) Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option earthquake damage coverage and such additional property insurance coverage as Landlord deems appropriate, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in San Diego, California metropolitan area and (iii) commercial general liability insurance with a combined single limit coverage of at least One Million Dollars ($1,000,000) per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Expenses.

(e) Mutual Waivers of Recovery. Notwithstanding anything to the contrary in this Lease, Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, if such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. Landlord agrees to indemnify, protect, defend and hold Tenant harmless from and against any claim, suit or cause of action asserted or brought by Landlord’s insurers for, on behalf of, or in the name of Landlord, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

(f) Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD.

(g) Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.

(h) Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s use or occupancy of the Premises.

(i) Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the material insurance requirements of this Lease shall constitute an event of default hereunder, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

9.	FIRE OR CASUALTY

(a) Subject to the provisions of this Paragraph 9, if the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto to substantially the same condition as existing immediately prior to such destruction (excluding Tenant’s Alterations, trade fixtures, equipment and personal property, which Tenant shall be required to restore) and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any personal property, above-standard tenant improvements or other items installed or contained in the Premises, and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the term of this Lease or any extension of the term.

(b) Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) of the Building or the Project, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds the lesser of Five Hundred Thousand Dollars ($500,000) or twenty percent (20%) of the replacement cost of the Premises; or (iii) if Landlord has not obtained appropriate zoning approvals for reconstruction of the Project, Building or Premises. Any such termination shall be made by thirty (30) days prior written notice to Tenant given within ninety (90) days of the date of such damage or destruction. If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Base Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises). Notwithstanding the foregoing provisions of this Lease, if following any damage or destruction Landlord reasonably determines that the Premises or access thereto cannot be restored within two hundred ten (210) days following such damage or destruction, then Tenant shall have the right to terminate this Lease upon written notice to Landlord. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

10.	EMINENT DOMAIN

If the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. If a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. If a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, to the extent of proceeds paid to Landlord as a result of the Taking, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Base Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking, this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a Taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a Taking.

11.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted assignment, subletting, license, mortgage, other encumbrance or other use or occupancy without the consent of Landlord shall, at Landlord’s option, be null and void and of no effect. Any mortgage, or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license for any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Paragraph 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

(b) No assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the Tenant and proposed assignee or subtenant. Any assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c) At any time within thirty (30) days after Landlord’s receipt of the information specified in Paragraph 11(b) above, Landlord may by written notice to Tenant elect to terminate this Lease as to the portion of the Premises so proposed to be subleased or assigned (which may include all of the Premises), with a proportionate abatement in the Rent payable hereunder.

(d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii) The intended use of the Premises by the assignee or sublessee is not for general office use;

(iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building;

(iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;

(v) The assignee or sublessee is then negotiating with Landlord or has negotiated with Landlord within the previous six (6) months, or is a current tenant or subtenant within the Building or Project;

(vi) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project;

(vii) the proposed sublease would result in more than two subleases of portions of the Premises being in effect at any one time during the Lease Term;

(viii) the net effective rent payable by the assignee or sublessee (adjusted on a square foot of Rentable Area basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period of time; or

(ix) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

(e) The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed assignee or sublessee claims that Landlord has unreasonably withheld its consent to a proposed assignment or sublease or otherwise has breached its obligations under this Paragraph 11, their sole remedy shall be to seek a declaratory judgment and/or injunctive relief without any monetary damages, and, with respect thereto, Tenant, on behalf of itself and, to the extent permitted by law, such proposed assignee/sublessee, hereby waives all other remedies against Landlord, including, without limitation, the right to seek monetary damages or to terminate this Lease.

(f) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the Initial Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, one-half of all such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant.

(g) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage or pledge of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a monetary or material non-monetary default by Tenant hereunder beyond applicable notice and cure periods Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, concessionee or licensee or other occupant and, except to the extent set forth in the preceding Paragraph 11(f), apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(h) If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of One Thousand Dollars ($1,000), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent. Acceptance of the One Thousand Dollar ($1,000) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.

(i) Notwithstanding any provision of this Lease to the contrary, if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

12.	DEFAULT

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an “event of default” or “default” (herein so called) under this Lease by Tenant: (i) the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, where such failure continues for three (3) days after written notice thereof from Landlord that such payment was not received; (ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in Paragraph 12(a)(i) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord; (iii) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (iv) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days, (vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days; (vii) any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; (viii) Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or (ix) the vacation or abandonment of the Premises by Tenant in excess of five (5) business days.

Any notice sent by Landlord to Tenant pursuant to this Paragraph 12(a) shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.

(b) Landlord’s Remedies; Termination. In the event of any event of monetary or material non-monetary default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Tenant Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Paragraphs 12(b)(i) and 12(b)(ii) above, the “worth at the time of award” is computed by allowing interest at the “Default Rate” (as that term is defined hereinbelow). As used in Paragraph 12(b)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The term “Default Rate” as used in this Lease shall mean the lesser of (A) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus five percent (5%), or (B) the maximum rate of interest permitted by applicable law.

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any event of any monetary or material non-monetary default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to Paragraph 5(c) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Paragraph 12(c), and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

(d) Continuation of Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any event of monetary or material non-monetary default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

(e) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for three (3) days with respect to monetary obligations (or ten (10) days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as Additional Rent.

(f) Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Default Rate from the date due until paid. All interest, and any late charges imposed pursuant to Paragraph 12(g) below, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

(g) Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Base Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord within five (5) days after the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(h) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(i) Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for Rent.

13.	ACCESS; CONSTRUCTION

Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease, the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises. Landlord also reserves the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord or Tenant, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Upon at least twenty-four (24) hours prior notice (except in the event of an emergency, when no notice shall be necessary), Landlord reserves and shall at any time and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants, to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical and without material additional expense to Landlord, any interruption of or interference with the business of Tenant. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

14.	BANKRUPTCY

(a) If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(b) If, after the Commencement Date, or if at any time during the term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after sixty (60) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

15.	INTENTIONALLY OMITTED

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a) Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor-in-interest to Landlord at the option of such successor-in-interest. Furthermore, Tenant shall execute, acknowledge and deliver within fifteen (15) days of demand therefor a subordination of lease or subordination of deed of trust, in the form required by the holder of the Security Document requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder; provided, however, as a condition to Tenant’s agreement to execute such a subordination agreement, the holder of any Security Document shall agree that Tenant’s quiet enjoyment of the Premises shall not be disturbed as long as Tenant is not in default under this Lease.

(b) If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, at the election of such ground lessor, master lessor or purchaser at foreclosure, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, and if so requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired term of this Lease then remaining). Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

(c) Tenant shall, upon not less than fifteen (15) days prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit D is hereby approved by Tenant for use pursuant to this Paragraph 16(d); however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose. Tenant’s failure to execute and deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease arising from and after the sale of the Building or Project, as the case may be. If the Security Deposit has been deposited by Tenant to Landlord prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b) Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Project and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

(c) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

(d) As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice under the provisions of Paragraph 17(b) to each beneficiary under a Security Document encumbering the Project of whom Tenant has received written notice from the beneficiary under such Security Document(s) (such notice to specify the address of the beneficiary). If Landlord shall fail to cure any breach or default within the time period specified in Paragraph 17(b), then prior to the pursuit of any remedy therefor by Tenant, the beneficiary shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within such period, then each such beneficiary shall have such additional time as shall be necessary to cure such default, provided that within such thirty (30) day period, such beneficiary has commenced and is diligently pursuing the remedies available to it which are necessary to cure such default (including, without limitation, as appropriate, commencement of foreclosure proceedings).

18.	PARKING; COMMON AREAS

(a) Tenant shall have the right to (i) the nonexclusive use of the number of non-reserved parking spaces, and (ii) the exclusive use of the number of reserved parking spaces, located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, its officers and employees only. Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable discretion. The use of such spaces shall be subject to the rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time (i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking). Except as otherwise expressly agreed to in this Lease, Tenant agrees that Tenant, its officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Landlord may require execution of an agreement with respect to the use of such parking areas by Tenant and/or its officers and employees in form reasonably satisfactory to Landlord as a condition of any such use by Tenant, its officers and employees. A material default by Tenant, its officers or employees in the payment of such charges, the compliance with such rules and regulations, or the performance of such agreement(s) shall constitute a material default by Tenant hereunder. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph 18(a), then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(b) Subject to Paragraph 18(c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, fire vestibules, restrooms (excluding restrooms on any full floors leased by a tenant), mechanical areas, ground floor corridors, elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any covenants, conditions and restrictions affecting the Building or the Project. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof. Landlord represents and warrants to Tenant that, as of Landlord’s delivery of possession of the Premises to Tenant, to Landlord’s actual knowledge, the Premises (subject to completion of the Tenant Improvements) and the Common Areas of the Building, but excluding tenant spaces and excluding Common Areas within any multi-tenant floor of the Building which is not improved or occupied by any tenant(s), shall comply with current building codes and general ADA and Title 24 requirements existing as of the Effective Date.

(c) Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the terms “Building” and “Project” for purposes of allocating and calculating Operating Expenses so as to include or exclude areas as Landlord shall from time to time reasonably determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to reasonably revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Expenses) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Expenses are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length basis or some other basis reasonably determined by Landlord. In the case where the definition of the Building is revised for purposes of the allocation or determination of Operating Expenses, Tenant’s Proportionate Share shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Building (as then defined) represented by the Premises. The Rentable Area of the Building is subject to adjustment by Landlord from time to time to reflect any remeasurement thereof by Landlord’s architect, at Landlord’s request, and/or as a result of any additions or deletions to any of the buildings in the Project as reasonably designated by Landlord. Landlord shall have the sole right to reasonably determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Premises and other portions of the Building and Project. So long as there is no default by Tenant under this Lease (beyond the expiration of all applicable notice and cure periods), Landlord acknowledges and agrees that Tenant’s employees employed at the Premises shall have the right to utilize the Building’s fitness center (“Fitness Center”) for so long as Landlord reasonably determines that such Fitness Center will be in operation at the Building. Tenant, for Tenant and its employees, hereby agrees that the Landlord Indemnitees shall not be liable for, and are hereby released from, any responsibility for any loss, cost, damage, expense or liability to person or property arising from the use of the Fitness Center by Tenant or Tenant’s employees. In connection with the operation of the Fitness Center, Landlord reserves the right to promulgate commercially reasonable rules and regulations applicable to all users of the Fitness Center, which rules and regulations may include, as a condition to any person’s use of the Fitness Center, of such person’s execution and delivery to Landlord of a release agreement in a form specified by Landlord, releasing Landlord from any liability arising out of or in connection with such person’s use of the Fitness Center (and upon such person’s compliance with such rules and regulations which Landlord may specify for the use of the Fitness Center). Landlord shall have the right, from time to time, to relocate or eliminate the Fitness Center and use such space as leasable space.

19.	MISCELLANEOUS

(a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding.

(b) Waiver. No waiver by either party of any provision of this Lease or of any breach by the other party hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by such other party. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by a nationally recognized overnight delivery service (such as Federal Express or UPS) providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Paragraph 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph 19(c); provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof.

(d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD, IF ANY. Tenant may install a supplemental security system subject in all events to the terms of Paragraph 4 regarding alterations and provided Landlord in all events has access to the Premises via such security system and such system does not interfere with any Building systems and equipment and that Tenant remove such security and restore all damage to the Premises resulting therefrom upon the expiration or earlier termination of the Lease as provided in Paragraph 4. Tenant shall coordinate such services and equipment with any security provided by Landlord. The determination of the extent to which such supplemental security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Premises or the Project or any part thereof or the extent or effectiveness of any security measures or procedures now or hereafter provided by Landlord, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters. Except as otherwise provided in this Lease and subject to Force Majeure and any Access Control then implemented for the Building, Tenant shall have access to the Building and the Premises 24 hours a day, 365 days a year.

(e) Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(f) Holding Over. If Tenant retains possession of the Premises after the termination or expiration of the Lease Term, unless otherwise expressly agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to two hundred percent (200%) of the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 19(f) shall not be construed as consent for Tenant to retain possession of the Premises.

(g) Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;

(ii) ACCEPTS THE PREMISES AND PROJECT AS BEING IN GOOD AND SATISFACTORY CONDITION;

(iii) WAIVES ANY DEFECTS IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES; AND

(iv) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

(h) Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any (i) covenants, conditions and restrictions, (ii) master lease, or (iii) Security Documents to which this Lease is subordinate or may be subordinated.

(i) Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Real Property Records of the County in which the Project is located, prior to and subsequent to the date hereof, including, without limitation, all covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises by Tenant.

(j) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord.

(k) Brokers. Landlord and Tenant warrant that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the brokers named in Item 12 of the Basic Lease Provisions and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons other than Landlord’s Broker and Tenant’s Broker listed in Item 12 of the Basic Lease Provisions claiming to have represented Tenant in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord hereby agrees to indemnify, defend and hold Tenant harmless for, from and against all claims for any brokerage commissions, finders’ fees or similar payments by any persons other than Tenant’s Broker and Landlord’s listed in Item 12 of the Basic Lease Provisions claiming to have represented Landlord in connection with this Lease and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

(l) Name. Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom. However, regardless of the foregoing or any other provision of this Lease, Landlord shall not change, modify, add to or otherwise alter the street address of the Building unless Landlord is obligated to do so pursuant to a mandatory and unavoidable legal requirement.

(m) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(n) Time. Time is of the essence of this Lease and each and all of its provisions.

(o) Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Paragraphs 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. If more than one person is named as Tenant the obligations of such persons are joint and several. The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(p) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of California. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(q) Authority. If Tenant is a corporation or limited liability company, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is a duly authorized and existing corporation or limited liability company, that Tenant has and is qualified to do business in the State, that the corporation or limited liability company has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. If Tenant is a partnership or trust, each individual executing this Lease on behalf of Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the terms of such entity’s partnership or trust agreement. Tenant shall provide Landlord on demand with such evidence of such authority as Landlord shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

(r) Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.

(s) Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.

(t) Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit C attached hereto, as the same may be changed from time to time upon reasonable notice to Tenant. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations.

(u) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(v) Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with the most current audited financial statements of Encore Capital Group, Inc., a Delaware corporation (“ECG”), which is the parent corporation and sole shareholder of Tenant.

(w) Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes that are beyond the reasonable control and not the fault of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Paragraph 6, Paragraph 8, and Paragraph 19(f) of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a reasonable period resulting from such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the reasonable period of any delay in such party’s performance caused by a Force Majeure.

(x) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(y) Waiver of Right to Jury Trial. TO THE EXTENT ALLOWED BY LAW, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this Paragraph 19(y) constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this Paragraph 19(y) and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(z) Project or Building Name and Signage.

(i) Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Landlord shall be deemed to have granted Landlord’s written consent that Tenant may use the name of the Project or Building or use pictures or illustrations of the Project or Building in Tenant’s annual report and in tenant’s recruiting materials.

(ii) Subject to this Paragraph 19(z), and subject to Landlord’s prior reasonable approval, the sign criteria for the Building, all covenants, conditions, and restrictions affecting the Project and all applicable laws, rules, regulations, and local ordinances, and subject to Tenant obtaining all necessary permits and approvals from the City of San Diego, California, Tenant shall be granted the following signage rights:

(A) Landlord shall provide Tenant with (i) one (1) identity strip on the Building’s directory signage, and (ii) one (1) Building standard suite identification sign adjacent to the Premises (collectively, “Identity Signage”). The cost to initially construct and install Tenant’s Identity Signage shall be at Landlord’s sole cost and expense. All other costs in connection with Tenant’s Identity Signage, including the cost to make any subsequent changes thereto, shall be at Tenant’s sole cost and expense.

(B) Provided and for so long as Tenant occupies a minimum of the entire initial Premises (consisting of 32,503 square feet of Rentable Area), Tenant shall have the exclusive right to have the name “Encore Capital Group” placed in one (1) location at the top level of the Building on the I-8 Eastfacing side of the Building top as depicted in Exhibit G attached hereto (“Tenant’s East Building Sign”). If Tenant desires, Tenant’s East Building Sign may be illuminated at Tenant’s sole cost and expense, including all costs of electricity reasonably allocable to illumination of such sign. In addition, if (i) Tenant expands the Premises by leasing a minimum of an additional 32,503 square feet of Rentable Area in the Building within the first twenty four (24) months following the Commencement Date, and (ii) so long as Tenant occupies such minimum additional 32,503 square feet of Rentable Area in the Building, and (iii) such signage has not been previously granted by Landlord to another tenant of the Building, Landlord agrees that Tenant shall have the exclusive right to have the name “Encore Capital Group” placed in one (1) additional location at the top level of the Building on the west-facing side of the Building top as depicted in Exhibit G attached hereto (“Tenant’s West Building Sign”). If Tenant desires, Tenant’s West Building Sign may be illuminated at Tenant’s sole cost and expense, including all costs of electricity reasonably allocable to illumination of such sign. In addition to such Building top signage, whether or not Tenant is still qualified to maintain Tenant’s East Building Sign and/or Tenant’s West Building Sign, provided and so long as Tenant occupies at least 16,000 square feet of Rentable Area in the Building, Tenant shall have the nonexclusive right, subject to availability, and upon at least thirty (30) days’ prior written notice to Landlord, to have the name “Encore Capital Group” placed on a panel on the street-front monument sign at the east driveway (“Monument Sign”) of the Common Area. The location of Tenant’s panel on the Monument Sign will be determined by Landlord. Tenant shall be solely responsible for payment of all costs and expenses arising from any Building Signs and Tenant’s panel on the Monument Sign, including, without limitation, all design, fabrication and permitting costs, license fees, installation, maintenance, repair, removal and restoration costs (including restoration of the façade to original condition, ordinary wear and tear excepted), and electricity (if illumination is permitted). If, at any time Tenant fails to maintain the minimum square footage requirements for Tenant’s East Building Sign, Tenant’s West Building Sign (if any), and/or the Monument Sign (i.e., 32,503 square feet of Rentable Area for Tenant’s East Building Sign, 65,006 square feet of Rentable Area for Tenant’s West Building Sign (if any), and 16,000 square feet of Rentable Area for the Monument Sign), then Landlord shall have the right to cancel Tenant’s rights relative to such signage, respectively, upon written notice to Tenant, whereupon Tenant shall be required to remove Tenant’s East Building Sign, Tenant’s West Building Sign (if any), and/or the Monument Sign, as applicable. If Tenant fails to exercise its sign rights hereunder within the first six (6) months after the Commencement Date of this Lease by installing Tenant’s East Building Sign and/or Monument Sign, or within the first six (6) months after the commencement of Tenant’s term for any expansion space giving rise to Tenant’s West Building Sign rights, then Tenant shall be deemed to have waived Tenant’s East Building Sign rights, Tenant’s West Building Sign rights, and/or Tenant’s Monument Sign rights, as applicable.

(C) Landlord shall maintain and repair all of Tenant’s signs at Tenant’s expense. Upon the expiration or earlier termination of this Lease, Landlord shall, at Tenant’s sole cost and expense (except as otherwise set forth hereinabove), (i) cause all of Tenant’s signs to be removed from the exterior and interior of the Building and the Common Areas, (ii) repair any damage caused by the removal of Tenant’s signs, and (iii) restore the underlying surfaces to the condition existing prior to the installation of Tenant’s signs and Tenant shall reimburse Landlord for all such costs within thirty (30) days of written demand from Landlord.

(D) The sign rights granted herein are personal to the original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity. The rights granted to the original Tenant hereunder are not assignable separate and apart from the Lease, nor may any right granted herein be separated from the Lease in any manner, either by reservation or otherwise.

(aa) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(bb) OFAC Compliance.

(i) Certification. Tenant certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

(cc) No Easement For Light, Air And View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder, provided Landlord agrees not to apply any “building skin” signage or similar materials that would (a) block or diminish views out of Tenant’s windows in the Premises, (b) conflict with or detract from any Building signage showing Tenant’s name, or (c) diminish the normal performance and capacity of the HVAC system from what it would be if such “building skin” signage or similar materials had not been applied, and Landlord shall provide Tenant with reasonable advance written notice of Landlord’s intent to install any such “building skin” signage that isn’t otherwise prohibited by this paragraph, and Tenant shall have reasonable approval rights over the content of any such building skin signage to be installed on the Building.

(dd) Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or subtenant of the Premises, or to an entity or person to whom disclosure is require by applicable law or in connection with any action brought to enforce this Lease.

(ee) Anti-Terrorism Representation. To the best of Tenant’s knowledge, neither Tenant nor any of its affiliates have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Tenant nor any of its affiliates are a person described in section 1 of the Anti-Terrorism Order and neither Tenant nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall be considered a default under this Lease and Landlord shall have the right to exercise all of the remedies set forth in this Lease in the event of a default.

(ff) Guarantor. As a condition to Landlord’s obligations under this Lease, Encore Capital Group, Inc. (“Guarantor”) shall execute a guaranty in the form of the Lease Guaranty attached hereto as Exhibit F. It shall constitute an event of default by Tenant under this Lease if the Guarantor fails or refuses, upon request to provide: (a) evidence of the proper execution of the Lease Guaranty, including the authority of the party signing on the Guarantor’s behalf to obligate the Guarantor, (b) current financial statements for the Guarantor, (c) an estoppels certificate signed by the Guarantor in form reasonably requested by Landlord, or (d) written confirmation that the Lease Guaranty is still in effect and is enforceable as a valid and binding obligation of the Guarantor.

20.	ROOF TOP EQUIPMENT

(a) During the initial Term and any extension thereof, Tenant shall have the right to install upon the roof of the Building (in accordance with Article 4 of this Lease), and operate and maintain a dish/antenna or other communication and/or data transmission equipment (the “Roof Equipment”), subject to Landlord’s prior written approval. The location of the space on the roof reasonably designated by Landlord for installation of Tenant’s Roof Equipment is referred to herein as the “Roof Space”. Landlord reserves the right to reasonably relocate the Roof Space as reasonably necessary during the Term, provided such relocation does not disrupt the use of Tenant’s Roof Equipment. Landlord’s designation shall take into account Tenant’s use of the Roof Equipment. Notwithstanding the foregoing, Tenant’s right to install the Roof Equipment shall be subject to the reasonable approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Roof Equipment, the size of the Roof Equipment, the manner in which the Roof Equipment is attached to the roof of the Building and the manner in which any cables are run to and from the Roof Equipment. The precise specifications and a general description of the Roof Equipment, or any replacements thereof, along with all documents Landlord reasonably requires to review the installation of the Roof Equipment (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than twenty (20) days before Tenant commences to install the Roof Equipment. Tenant (with Landlord’s reasonable cooperation) shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Roof Equipment. Tenant shall notify Landlord upon completion of the installation of the Roof Equipment. If Landlord reasonably determines that the Roof Equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Roof Equipment or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If Tenant fails to immediately and reasonably cure the defects after written notice from Landlord, Tenant shall pay to Landlord upon written demand (accompanied by reasonably detailed and itemized statement) the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Roof Equipment (the “Aesthetic Screening”).

(b) Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be reasonably approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any Tenant Entity.

(c) Tenant agrees to install and maintain only equipment of types and frequencies which will not cause unreasonable interference to Landlord or any other tenant of the Building which has installed communications equipment upon the roof prior to Tenant. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other reasonable steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the reasonable judgment of Landlord, then Tenant agrees to remove the Roof Equipment from the Roof Space. Landlord shall make commercially reasonable efforts to ensure that any new equipment installed on the roofs by other tenants or users does not have frequencies which causes unreasonable interference to Tenant’s Roof Equipment. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Roof Equipment in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Roof Equipment shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor any Landlord Entity shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Roof Equipment or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord any Landlord Entity shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

(d) The Roof Equipment, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or the Tenant Entities.

(e) In light of the specialized nature of the Roof Equipment, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If reasonably necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. If Landlord contemplates roof repairs that could affect Tenant’s Roof Equipment, or which may result in an interruption of the Tenant’s telecommunication and/or date transmission service, Landlord shall formally notify Tenant at least ten (10) business days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

(f) Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever other than in connection with the approved Roof Equipment for Tenant’s use, nor may Tenant use the Roof Space and/or Roof Equipment to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building. Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially or adversely alter the rights of Tenant hereunder with respect to the Roof Space. Tenant specifically acknowledges and agrees that the terms and conditions of Article 8 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

(g) If Tenant defaults under any of the terms and conditions of this Section, and Tenant fails to cure said default within the time allowed by Article 12 of this Lease after written notice of such default by Landlord, Landlord shall be permitted to exercise all remedies provided under the terms of this Lease, including removing the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Roof Equipment, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all reasonable, actual and documented costs and expenses Landlord incurs in removing the Roof Equipment, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Roof Equipment, the appurtenances, and the Aesthetic Screening, if any. Tenant’s rights pursuant to this Article 20 are personal to the named Tenant under this Lease, Permitted Transferees and assignees or subtenants consented to by Landlord pursuant to Article 11 above, and are not otherwise transferable.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE

BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, AS LANDLORD,

AND MIDLAND CREDIT MANAGEMENT, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”:		“TENANT”:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation		MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation
		By:	/s/ J. Brandon Black
By:	/s/ Robert E. Niendorf	Name:	J. Brandon Black
Name:	Robert E. Niendorf	Title:	President and CEO
Title:	Director
Date:	3/9/11

EXHIBIT A-1

FLOOR PLAN OF THE PREMISES

EXHIBIT A-1

EXHIBIT A-1

EXHIBIT A-2

LEGAL DESCRIPTION OF THE PROJECT

Parcel 2, in the City of San Diego, County of San Diego, State of California, as shown on Page 12358 of Parcel Maps filed in the Office of the County Recorder, County of San Diego, October 1, 1982.

EXHIBIT A-2

EXHIBIT A-3

TEMPORARY SPACE

NORTH

CENTERSIDE I

3111 CAMINO DEL RIO NORTH
SAN DIEGO, CALIFORNIA 92108

JANUARY 24, 11
N.T.S.

ELEVENTH FLOOR

SUITE 1125
APPROX. 2,415 U.S.F.
APPROX. 2,772 R.S.F.

MAGGETTI ELAM ASSOCIATES
3160 CAMINO DEL RIO S., STE. 207
SAN DIEGO, CA 92108 (619)624-0521

EXHIBIT A-3

EXHIBIT A-4

ROFO SPACE AND ROFR SPACE

EXHIBIT A-4

EXHIBIT B

WORK LETTER

(TURNKEY)

1. TENANT IMPROVEMENTS. Landlord shall construct and, except as provided below to the contrary, pay for the entire cost of constructing the tenant improvements (“Tenant Improvements”) to the Premises and certain improvements to the Building described by the plans and specifications identified in Schedule “1” attached hereto (the “Plans”); provided, however, any items specified as “Tenant Alternates” on the Plans selected by Tenant shall not be included as part of the Tenant Improvements constructed by Landlord at Landlord’s cost, and shall instead be included as part of the Tenant Improvements, but paid for by Tenant at Tenant’s sole cost and expense. Tenant may request changes to the Plans provided that (a) the changes shall not be of a lesser quality than Landlord’s standard specifications for tenant improvements for the Building attached hereto as Schedule “2”, as the same may be changed from time to time by Landlord (the “Standards”); (b) the changes conform to applicable governmental regulations and necessary governmental permits and approvals can be secured; (c) the changes do not require building service beyond the levels normally provided to other tenants in the Building; (d) the changes do not have any adverse affect on the structural integrity or systems of the Building; (e) the changes will not, in Landlord’s opinion, unreasonably delay construction of the Tenant Improvements; and (f) Landlord has determined in its sole discretion that the changes are of a nature and quality consistent with the overall objectives of Landlord for the Building. The Standards attached hereto as Schedule “2” shall serve only as a reference for Building standard finishes and conditions not previously addressed in the Plans attached hereto as Schedule “1”, and in the event of a conflict between Schedule “1” and Schedule “2”, the provisions of Schedule “2” shall prevail. If Landlord approves a change requested by Tenant, then, as a condition to the effectiveness of Landlord’s approval, Tenant shall pay to Landlord upon demand by Landlord the increased cost attributable to such change, as reasonably determined by Landlord. To the extent any such change results in a delay of completion of construction of the Tenant Improvements, then such delay shall constitute a delay caused by Tenant as described below. In addition, Landlord shall, at Landlord’s sole cost and expense (subject to inclusion in Operating Expenses to the extent permitted in Paragraph 3(c)) make the improvements and/or deliver the Premises and the Building to Tenant in the condition described below in Subparagraphs (a) through (c).

(a) Landlord shall deliver the Premises to Tenant with the existing base-Building HVAC systems and water source heat pumps, base building electrical and fire sprinkler serving and within the Premises (collectively, the “Operating Systems”) in good operating condition. If, within the first six (6) months after delivery of the Premises to Tenant, it is determined by Landlord that any of the Operating Systems do not have a remaining useful life of at least the Initial Term, then, promptly after receipt of written notice from Tenant as to any malfunction of any component of the Operating Systems, as Landlord’s sole obligation, Landlord shall repair (or if it is determined that repair is not possible, then Landlord shall replace) the malfunctioning component of the Operating System; provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the acts or omissions of Tenant or any of its agents, contractors, employees, business invitees or licensees.

(b) Landlord shall remodel the existing restrooms on the twelfth (12th) and thirteenth (13th) floors of the Building comprising the Premises to current Building standards, including the addition of fixtures such that each women’s restroom has three (3) toilets and each men’s restroom has two (2) toilets and two (2) urinals.

(c) Landlord shall upgrade the cosmetic condition of the showers in the parking structure serving the Building, consistent with Building standards. Subject to Force Majeure Delays (as described in Section 5 below) and Tenant Delays (as described in Section 4 below), Landlord shall substantially complete such shower upgrade no later than ninety (90) days after the Commencement Date.

2. CONSTRUCTION OF TENANT IMPROVEMENTS. Upon Tenant’s payment to Landlord of the total amount of the cost of any changes to the Plans, if any, Landlord’s contractor shall commence and diligently proceed

EXHIBIT B

with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 4 below) and Force Majeure Delays (as described in Section 5 below). Promptly upon the commencement of the Tenant Improvements, Landlord shall furnish Tenant with a construction schedule letter setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction (the “Construction Schedule”), and Landlord may from time to time during construction of the Tenant Improvements modify such Construction Schedule. The Construction Schedule and any changes to or modifications of the Construction Schedule shall be subject to Tenant’s prior written approval, which approval Tenant shall not unreasonably delay or withhold.

3. COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a) Commencement Date. The Term of the Lease shall commence on the date (the “Commencement Date”) which is the earlier of:

(i) the date Tenant moves into the Premises to commence operation of its business in all or any portion of the Premises; or

(ii) the date the Tenant Improvements have been “Substantially Completed” (as defined below); provided, however, that if Substantial Completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 4 below, then the Commencement Date as would otherwise have been established pursuant to this Section 3(a)(ii) shall be accelerated by the number of days of such Tenant Delays; provided, however, regardless of the foregoing, the Commencement Date shall not be accelerated to a date prior to the date as of which Landlord is to provide Tenant with early access as provided in Paragraph 1(d) to complete Tenant’s installation of its furnishings and equipment.

(b) Substantial Completion; Punch-List. For purposes of Section 3(a)(ii) above, the Tenant Improvements shall be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant reasonable access to the Premises; (b) has substantially completed the Tenant Improvements in accordance with the Plans, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises; and (c) has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after such substantial completion, Tenant shall conduct a walk-through inspection of the Premises with Landlord and provide to Landlord a written punch-list specifying those decoration and other punch-list items which require completion, which items Landlord shall thereafter diligently complete; provided, however, that Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any items on the punch-list caused by Tenant’s acts or omissions.

(c) Delivery of Possession. Landlord agrees to deliver possession of the Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above. The parties estimate that Landlord will deliver possession of the Premises to Tenant and the Term of this Lease will commence on or before the Estimated Commencement Date set forth in Item 10 of the Basic Lease Provisions. Landlord shall use its commercially reasonable efforts to cause the Premises to be substantially completed on or before the Estimated Commencement Date. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Commencement Date specified in Item 10 of the Basic Lease Provisions, the Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the Term be in any way extended, unless such late delivery is due solely to the gross negligence or willful misconduct of Landlord. If Landlord is delayed in delivering possession of the Premises due to Landlord’s gross negligence or willful misconduct or due to any Force Majeure Delay(s), then, as Tenant’s sole remedy, the Commencement Date and the expiration date of the Term shall be extended one (1) day for each day Landlord is delayed in delivering possession of the Premises to Tenant.

4. TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” shall mean any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Construction Schedule; (b) Tenant’s changes to the Plans after approval of the Construction Schedule; (c) Tenant’s request for materials, finishes, or

EXHIBIT B

installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of any costs in excess of the cost of the Tenant Improvements as described in the Plans; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

5. FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” shall mean any actual delay beyond the reasonable control and not the fault of Landlord in the construction of the Tenant Improvements, which is not a Tenant Delay and which is caused by any of the causes described in Section 19(w) of the Lease.

EXHIBIT B

SCHEDULE “1”

PLANS AND SPECIFICATIONS

SCHEDULE “1”

SCHEDULE “1”

SCHEDULE “2”

CENTERSIDE OFFICE BUILDING STANDARDS

3111 Camino Del Rio North

San Diego, CA 92108

1.0	GENERAL BUILDING INFORMATION

Thirteen Story Office Building and Parking Structure.

Zoning: MV-CO

First floor: 8” to 12” on grade Poured slab with rebar reinforcing

Second to 13th Floor Framing: Poured pan concrete supported by steel I beam

Roof framing system: Poured pan concrete supported by steel I beam. Roofing membrane is built-up asphalt with a pea gravel protective coating. Walk pads to all major Mechanical components.

Design loads:

Floor Load Design: 50 psf live load; Corridors and Exits: 100 psf live load

Contact Building Management for general building conditions, construction policies and cabling standards.

2.0	PARTITIONS

2.1	DEMISING PARTITIONS

3-5/8” x 25 GA metal studs at 16” on center with 5/8” type ‘X’ gypsum board on each side from floor to structure above with polyethylene acoustical sealant at bottom of partitions and vertical joints at exterior mullions. Provide R-11 fiberglass batt insulation in cavity. Partition walls will have an opening for return air. See building engineer for size. Partitions to be taped smooth to receive paint or wall covering. Provide pertinent metal casing beads where applicable. Additionally provide sound reducing insulation with a plastic wrap above the ceiling 24” on each side of a demising wall. See Demising wall drawings.

2.2	INTERIOR PARTITIONS

3-5/8” x 25 GA metal studs at 24” on center with 5/8 type ‘X’ gypsum board on each side to penetrate the ceiling grid by approximately 6”. Partitions to be taped smooth to receive paint or wall covering. Apply acoustical sealant to vertical joints at exterior mullions.

(a.)	Where sound dampening is an issue, Provide R-11 fiberglass batt insulation in wall cavity. In addition provide R-11 fiberglass batt insulation with plenum rated plastic wrap to extend 4’ on both sides of adjoining walls.

(b.)	Insulation of interior offices is not a building standard

2.3	WALL PAINTING/finishing

(a)	New walls will receive at least two coats of primer and two coats of the finish paint.

(b)	Existing walls will be cleaned and patched/repaired as needed to provide a smooth surface ready to receive paint. Existing walls will receive at least one coat of primer and two coats of the finish paint.

SCHEDULE “2”

3.0	TENANT ENTRY DOOR ASSEMBLY

3.1	DOORS: Doors are 3’ X8’4”X1 3/4” 20 minute rated solid core plain sliced red oak with matching edge banding. Finish: One coat sanding sealer and two coats of a clear lacquer.

3.2	FRAMES: Western Integrated metal frames with factory black finish.

3.3	HARDWARE

ITEM:	DESCRIPTION:
Lockset:	Schlage AL Series Entry Saturn 626 passage Satin chrome finish Use ‘C’ 6-pin keyway on keyed doors
Hinges:	McKinney, TA2714, 4, match hardware finish
Wall Stops:	Quality, match hardware finish
Closers:	LCN, 152 AL

Note:	If Hardware in suite is not building standard or if the Architect or Designer specifies other than building standard, building management must approve in writing prior to installation.

4.0	TENANT INTERIOR DOOR ASSEMBLY

4.1	DOORS

Doors are 3’ X8’4”X 13/4” Solid core plain sliced red oak with matching edge banding

Finish: One coat sanding sealer and two coats of a clear lacquer.

4.2	FRAME: Standard Timely door frame assembly, black factory finish

4.3	HARDWARE

ITEM:	DESCRIPTION:
Lockset:	Schlage AL Series Entry Saturn 626 Entry Satin chrome finish Use ‘C’ 6-pin keyway on keyed doors
Hinges:	McKinney, TA2714, 4, match hardware finish
Wall Stops:	Quality, match hardware finish

Note: If Hardware in suite is not building standard or if the Architect or Designer specifies other than building standard, building management must approve in writing prior to installation.

5.0	TENANT INTERIOR SIDE LITE/ WINDOW ASSEMBLY

5.1	PARTITIONS

Interior window assembly will be a wrapped gypsum board opening with an aluminum channel concealed in the drywall both top and bottom sized to accept the glass pane. The sides will be secured with clear caulking bead  1/4” on each side of the glass. Where more than one pane is required the assembly will be the same with a  1/4’ inch clear caulking joint between each pane. Typical opening will have a 6” section of wall below the opening and the top even with the top of the adjacent door (not frame).

5.2	GLAZING: Tempered 3/8’’ clear glass

SCHEDULE “2”

6.0	CEILING SYSTEMS

6.1	GRID SYSTEM: White enamel steel, 15/16”, 2’ x 4’ grid from Armstrong, intermediate duty system and meets seismic category installation requirements or approved equal. Accessories, including wall molding shall match grid where ceiling meets vertical partitions and existing walls. If repairing existing grid system, match existing type & color.

6.2	ACOUSTIC TILE MATERIAL: Armstrong, 2’ x 4 - Cortega, Second Look II, Item # 2767

7.0	LIGHTING

7.1	FLUORESCENT LIGHT FIXTURES: There is a wide variety of fixtures in the building. Contact building management prior to offering any lighting for projects.

TYPE A –

2’ x 4” recessed fluorescent light fixtures: Lithonia, ‘Avante’, 2AV-G-2-32-MDR-MVOLT – GEB 101S of equivalent approved by building management.

Lamps: Sylvania FO32/741.

Type B–

2’ x 2” recessed fluorescent light fixtures: Lithonia, ‘Avante’, 2AV-G-2-17-MDR-MVOLT-GEB 101S or equivalent approved by building management

Lamps: Sylvania FO 17/741.

Note: 2X2 lighting should used only where space limits using a 2X4 fixture.

TYPE C –

6” Recessed fluorescent can light fixture WITH clear specular diffuser: Lithonia LF6 2/13TT 277 GEB10 F602AZ or equivalent approved by building management.

Lamps: 4100 Kelvin in color

If dimming application is required use LF6 2/18TT ADEZ F602AZ or LF6 2/18TT 277 DMHL F6002AZF6002AZ or equivalent approved by building management.

Lamps: 4100 Kelvin in color

7.2	OTHER LIGHTING

Exit Signs: Lithonia Quantum LMQ S W 3 G

Specialty lighting per approved plans

7.3	LIGHTING WIRING

All exit lighting will be wired to an emergency panel 277-volt circuit.

Suites will have egress lighting at light levels required by building code, but not less than one fixture.

All lighting will be connected to the standard 277 volt source unless approved by the building management.

SCHEDULE “2”

CEILING MOTION DETECTORS – ‘Watt Stopper’, WS 200 for walls & WPIR for ceilings

8.0	PAINT

8.1	COATS

Minimum two coats low VOC scrubable matte finish over manufacturer approved primer on all gypsum board surfaces unless otherwise approved. At damp locations, such as in break rooms or near sinks, vinyl acrylic eggshell finish over manufacturer approved primer on all gypsum board surfaces unless otherwise approved.

8.2	COLOR

Building standard choices, as noted on plans unless otherwise approved by building management

8.3	TOUCH UP PAINT

At the conclusion project the contractor will provide the tenant with one quart of each paint color used on the project. The paint will be in sealed one quart metal cans. Each can will be labeled with the manufactures name, the sheen, the paint color or name and any identifying numbers. There will be no objects in the can such as paint rollers. Contractor will provide the two copies of the MSDS sheets for paint used. One to be left with the tenant and one included in the close out package

9.0	CARPET

As specified by designer from approved building standard carpet samples. If other than building standard carpet is selected then Building Management must approve choice in writing prior to ordering carpet.

10.0	BASE

As specified by designer from approved building standard base samples. If other than building standard carpet is selected then Building Management must approve choice in writing prior to ordering base.

11.0	RESILIENT FLOORING

FLOOR TILE: As specified by designer from approved building standard tile samples. If other than building standard tile is selected then Building Management must approve choice in writing prior to ordering tile.

12.0	LIGHTING CONTROL AND SWITCH ASSEMBLY

277v, 20A; two gang switches where Title 24 requires A/B switching

All new (and existing if different color) switches and covers to be Ivory. Switches are to be specification grade.

12.1	Lighting Control

Interior Office and open area lighting will be controlled by a time clock. Contractor will provide and install a 7 day programmable electronic time clock Intermatic Model # ET715C or equal, and lighting contactor(s) as needed to control lighting circuits. The contactors will be mounted in a NEMA1 rated enclosure with a hinged door. The time clock and the contactors will be located in the main electrical room for that floor. There will also be a 6-hour, Intermatic Model # FD6H, spring wound by-pass timer at each suite entrance to override the time clock for after-hours lighting. The size for the lighting zone for each by-pass-timer will meet all code requirements, but will not exceed 3500 square feet without management approval.

SCHEDULE “2”

All wiring in the electrical room will be in emt conduit.

Exterior office will receive a wall mounted Watt Stopper motion detector with A/B switching and manual override.

13.0	ELECTRICAL

Wall and Floor Outlets: 120v, 15A receptacle. All new (and existing if different color) outlets and covers to be White. Otherwise, all Wall and Floor outlets to be provided as described in the Plans attached as Schedule “1” to the Work Letter.

Electrical conduit: All conduit in the electrical rooms will be in EMT. Al other conduit can be EMT, BX of MX.

14.0	COMMUNICATIONS

Wall and Floor Outlets: Color to match electrical trim color, White.

Telephone Board: Provide new painted fire-retardant treated plywood backboard. Verify size with tenant’s equipment. Do not paint over fire label on plywood.

Wiring: All wiring blocks in main phone room to have plastic hinged covers that identify the suite, tenant’s name, and installation date.

Home run wiring must use a single multi-paired cable adequate to service current needs and allow for 25% expansion.

Unless communication wiring is in continuous, conduit, all wire penetrations through a fire will be sheathed with a section of EMT conduit extending 6” on both sides. The conduit will be sealed at the wall penetration as well as the opening at each end with an approved fire stop caulking. See Section 17 for approved fire caulking.

All communication/data wiring must rated for use in a plenum ceiling.

All communication/data wiring must be properly supported as per the current code. In no instance will the wiring lie on the ceiling tile or grid or be supported by a ceiling support wires.

Old Wiring: Remove old data / telephone cabling in suite not reused in new improvements. Provide cost to remove cabling under a separate “line Item”

15.0	WINDOW COVERING

Horizontal mini blinds: Black anodized 1” aluminum construction

16.0	FIRE SPRINKLERS

Semi-recessed with bright chrome cover plate and sprinkler head to match existing system.

Head Spacing:

As required by code or a drawn on approved plans.

Head Placement will be centered in a 2x2 section of the ceiling tile. If obstruction does not allow center placement consult building management for resolution

SCHEDULE “2”

17.0	FIRE, LIFE AND SAFETY SYSTEM

Consult with building management regarding any work on these systems:

All Fire Alarm System modifications and extensions to be done by factory trained Technicians.

Strobe only: Strobe only device will be Wheelock RSS-24MCC-FW multi candela strobe the strobe(s) will be installed as listed on plans approved by the building department and/or the Fire Martial

Speakers only: Speakers will be Wheelock ET Eight Inch Speaker. The speaker(s) will be installed as listed on plans approved by the building department and/or the Fire Martial

Strobe/Speakers; Strobe/speaker combination units: Will be Wheelock ET90-24MCC-FW multi candela speaker/strobe. The strobe speaker(s) will be installed as listed on plans approved by the building department and/or the Fire Martial

Booster Panel: Booster panel will be Wheelock Power path PS-12/24-8. Or Notifier FCPS-24S6. The booster panel will be installed as listed on plans approved by the building department and/or the Fire Marshal. The power for the panel will be serviced from an the emergency electrical panel servicing the floor where the panel is located. The batteries for the panel will sized as recommended by the manufacture and the date noted on the side of the batteries as to the month and year they were placed in service.

Wiring: All low voltage wire must be plenum rated. Low voltage wire will be installed in a manner that the wire will be attached to a support at the highest point possible and drop down at each device. The wiring will be installed to meet or exceed the current building, electrical and/or fire codes. All wiring in the electrical rooms will be in emt conduit including low and line voltage. Wire for strobes should be 14/2 FPLP fire alarm wire. Wire for Speakers should be 18/4 FPLP.

Drawings: The close out package will include a hard copy of the approved alarm plans as well as CAD version submitted on CD

17.01	Fire Extinguisher

Standard fire extinguisher is a five-pound ABC rated extinguisher with hanging bracket. A copy of receipt for purchase of the extinguisher will be attached to the extinguisher and an additional copy placed in the close out documents.

17.02	Fire Caulking

Caulking at fire rated structure penetrations - elastomeric intumescent sealant, use one of the following:

1.	Hilti, FS-ONE, 3MCP25, high performance

2.	W. R. Grace, Flame Safe, FS1900

3.	3M, Fire Barrier, CP25WB+ caulk

18.0	PLUMBING FIXTURES, PIPING AND ACCESSORIES

SINKS: Small hand sink – Elkay stainless, LR-1716, 18 Ga.

Kitchen sink (single compartment) – Elkay stainless, LR-2219, 18 Ga.

Hand sink faucet – Chicago Faucets Model #895-317CP.

Kitchen sink faucet –Moen Single handle model # 67425

Disposal – ISE “Badger 5”,  1/2 H.P., 120-1-60 (or equal)

Angle stops- angle stops will be  1/4 turn type.

Hoses- Hoses will be steel braided type with a minimum rating of 125 psi.

Shut off valves- Install full port ball valve in ceiling above sink for shut off to isolate system if future repairs are required (if not already existing).

SCHEDULE “2”

GENERAL REQUIREMENTS:

All new or existing drain pipes servicing suite to be “snaked” clean of debris prior to turning over suite to tenant. All “Tees” will be sweep “tee” with the sweep in the direction of the flow. All drains will be taken individually to the main stack connection. Drain lines will be cast iron with no hub connections and fittings.

All cold water lines will be type M copper. Cold water lines for sink or other use will be supplied from the same floor as the point of use.

19.0	MECHANICAL

GENERAL REQUIREMENTS:

Modifications to suite’s mechanical systems to be reviewed and approved by building’s Engineer prior to construction.

Ducting: All rigid ductwork will be spiral type. Connections in ridged duct will be made with collars not crimped connection. Flexible duct will be limited to 8’ tail connecting rigid duct to the diffuser. All turns in flexible duct will be a minimum of two duct diameters.

Duct work will be installed 8” above the ceiling grid. When going under a beam duct should be offset at the beam location and then return to 8” above the grid. Square to round beam boxes should be use if duct diameter is too large to fit between beam and finished ceiling or lighting.

Insulation: Spiral ducts will be wrapped with FSK type insulation. All joints will be to seal with tape approved by the insulation manufacture. Insulation will be secured with galvanized wire every four feet and twice at each installed elbow.

Sealing: Contractor will apply duct sealer to all connection on the system to create airtight seal. In addition to ductwork this will include S & drive connection at the vav and coil. Contractor will use Hardcast-Carlisle DS 321 duct or equal for all duct sealing. No duct tape or sealing tape will be allowed. Connection at joint between flexible and rigid duct will be made as approved by the flexible duct manufacture.

Diffusers: Whenever possible supply diffusers will be placed in the center of the room, where areas where multiple supply diffusers are located, diffusers will be spaces evenly and if possible 3’ or more from an adjacent wall. If this is not possible consult Chief Building Engineer prior to placement. If a return registers is in room a room with a thermostat it shall be placed as close to possible to the thermostat. In rooms without thermostats return register shall be placed adjacent to the latch side of the door.

Supply Vents: Titus PCS 24X 24 Lay in diffusers

Return Vents: Titus PXP 24 X 24 Lay in perforated panel

Dampers: Dampers will be sized to fit the duct and installed at the connection between the flex and the rigid duct. The damper adjustment arm will receive a brightly colored ribbon 12” inches in length to identify its location.

VAV Terminal Units: Titus or Krueter single duct with field fabricated transition to heating coil one size larger than the vav unit. VAV will have KMC CSC 3111-10 reset volume controller and air velocity pick up ports. All boxes shall be adjusted for normally closed operation. VAV Terminal Units will be hung at least 8” above the suspended ceiling line.

Heating Coil: Coil will be a 2-pass coil from the same manufacture as the vav unit. The coil will be one size larger than the vav unit and have field-fabricated transition between the vav and the coil.

Plenums: Plenums will be designed to allow proper duct connection Duct connections to plenums will be made with spin in type collars or collars with a  3/4 inch flange. Dovetail connection will not be allowed. Plenums will be hung at least 8” above the suspended ceiling line.

Thermostats: Honeywell TP970A2145 4 with blank insert installed on cover. Thermostats will be mounted to on the side of the light switch on the opposite side from the door latch, and centered on the switch.

SCHEDULE “2”

Heating Valve: Heating valves will be Honeywell normally open two-way valve with a 2-5 psi spring range. Contractor will select the proper size and Cv rating for the application. All new or relocated VAV boxes will receive a new heating valve.

Heating Water Piping: Piping will be type L copper with wrought copper fittings. Piping will be insulated with one-inch thick molded fiberglass insulation with a vapor barrier. Each VAV will have an individual shut off valves on the supply and return lines placed within 2.5 feet of the heating control valve. There will be a 3/8” vent installed at the highest point on each line and a brass ball valve and pipe plug installed to remove air from the system.

SCHEDULE “2”

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways and corridors of halls shall not be obstructed or used for any purpose other than ingress and egress. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and the Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom the Tenant normally deals only for the purpose of conducting its business in the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. No tenant and no employees of any tenant shall go upon the roof of the Building without the written consent of Landlord.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard window coverings. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without the written consent of Landlord. At any time during the Lease Term, upon thirty (30) days prior written notice to the tenants of the Building, Landlord can designate the Building as a “no smoking building”, and enforce a no smoking rule within the Building and Project.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or the Project without the prior written consent of the Landlord. If the Landlord shall have given such consent at the time, whether before or after the execution of this Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by the Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by the Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for each tenant by the Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to the Landlord. The directory tablet will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills. Tenant shall see that the windows, transoms and doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave windows open when it rains. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun’s rays fall directly on the windows of the Premises. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

5. The toilet rooms, water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were considered, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

SCHEDULE C

6. No tenant shall mark, paint, drill into, or in any way deface any part of the Premises, the Building or the Project. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct.

7. No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant on the Premises, except that the preparation of coffee, tea, hot chocolate and similar items (including those suitable for microwave heating) for tenants and their employees shall be permitted, provided that the power required therefor shall not exceed that amount which can be provided by a 30 amp circuit. No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises. Smoking or carrying lighted cigars, cigarettes or pipes in the Building is prohibited.

8. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No tenant shall occupy or permit any portion of the Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco (except by a cigarette vending machine for use by Tenant’s employees) in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau, without the express written consent of Landlord. No tenant shall engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.

9. No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or skylights or down the passageways.

10. No tenant, subtenant or assignee nor any of their servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12. All removals, or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours which Landlord shall determine from time to time, without the express written consent of Landlord. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to the Project Management Office and under its supervision, and the persons employed by any tenant for such work must be acceptable to the Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13. No tenant shall purchase spring water, ice, towel, janitorial maintenance or other similar services from any person or persons not approved by Landlord.

14. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or the Project or its desirability as an office location, and upon written notice from Landlord, any tenant shall refrain from or discontinue such advertising.

15. Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 7:00 A.M. and at all hours on Saturday, Sunday and legal holidays all persons who do not present a pass or card key

EXHIBIT C

to the Building approved by the Landlord. Each tenant shall be responsible for all persons who enter the Building with or at the invitation of such tenant and shall be liable to Landlord for all acts of such persons. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right, without abatement of Rent, to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants, the protection of the Building, and the property in the Building.

16. Any persons employed by any tenant to do janitorial work shall, while in the Building and outside of the Premises, be subject to and under the control and direction of the Project Management Office (but not as an agent or servant of said Office or of the Landlord), and such tenant shall be responsible for all acts of such persons.

17. All doors opening onto public corridors shall be kept closed, except when in use for ingress and egress.

18. The requirements of Tenant will be attended to only upon application to the Project Management Office.

19. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall report and otherwise cooperate to prevent the same.

20. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

21. No air conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

22. There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks, except those equipped with rubber tires and rubber side guards.

23. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

24. The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord.

25. If the Tenant desires telephone or telegraph connections, the Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without direction from the Landlord.

26. The term “personal goods or services vendors” as used herein means persons who periodically enter the Building of which the Premises are a part for the purpose of selling goods or services to a tenant, other than goods or services which are used by the Tenant only for the purpose of conducting its business in the Premises. “Personal goods or services” include, but are not limited to, drinking water and other beverages, food, barbering services and shoeshining services. Landlord reserves the right to prohibit personal goods and services vendors from access to the Building except upon Landlord’s prior written consent and upon such reasonable terms and conditions, including, but not limited to, the payment of a reasonable fee and provision for insurance coverage, as are related to the safety, care and cleanliness of the Building, the preservation of good order thereon, and the relief of any financial or other burden on Landlord or other tenants occasioned by the presence of such vendors or the sale by them of personal goods or services to the Tenant or its employees. If necessary for the accomplishment of these purposes, Landlord may exclude a particular vendor entirely or limit the number of vendors who may be present at any one time in the Building.

27. The Building is a non-smoking building. Smoking is prohibited at all times within the entire Building, including all leased premises, as well as all public/common areas and parking areas for the Building, including any attached parking garage structure. This prohibition applies during business and non-business hours to

EXHIBIT C

restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, the lunch room and any other public/common area, as well as to all areas within the leased premises by tenants. Smoking is only permitted in the designated smoking area outside the Building and away from the entrances to the Building.

28. The Building and Project is a weapons free environment. No tenant, owner of a tenant, officer or employee of a tenant, visitor of tenant, contractor or subcontractor of tenant, or any other party shall carry weapons (concealed or not) of any kind in the building, or parking areas. This prohibition applies to all public areas, including without limitation, restrooms, elevators, elevator lobbies, first floor lobby, stairwells, common hallways, all areas within the leased premises of tenants, all surface parking areas and the surrounding land related to the building.

EXHIBIT C

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

The undersigned,                                          (“Tenant”), the tenant under that certain Office Lease dated                                         , between Tenant and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation, as landlord (“Landlord”) hereby certifies as follows:

1. The Premises (the “Premises”) under the Lease is Suite     ,                                         .

2. The Lease is in full force and effect and has not been modified or amended in any respect except by amendments dated                                          (copies of which are attached).

3. The Lease has not been assigned, encumbered, subleased or transferred in any manner other than:

4. The Commencement Date of the Lease is                                          and the expiration date of the Lease is                     . There are no options to extend the term of the Lease beyond such expiration date other than                                         .

5. The present monthly rental under the Lease is $            . The sum of $            , representing      month’s Rent has been paid in advance.

6. The security deposit held by Landlord under the Lease is $            .

7. Rent under the Lease has been paid through the month of                     . Tenant’s estimated share of Operating Expenses payments have been paid through                                         .

8. The Premises are presently occupied by Tenant.

9. Tenant has accepted the Premises without condition or qualification under the Lease and Landlord has completed and complied with all conditions of such acceptance.

10. To the best knowledge of Tenant, neither it nor the Landlord is in default (or will be in default following the delivery of notice, the passage of time, or both) or claims a default by the other under the Lease, or has any claims, defenses, or rights of offset against payment of Rent under the Lease, except as follows:

11. Tenant acknowledges that Landlord has the right to assign the Lease and the Rent thereunder and to sell, assign, transfer, mortgage or otherwise encumber the Project without the consent of Tenant.

12. Tenant makes this statement for the benefit and protection of                      with the understanding that                      intends to rely on this statement in connection with                     .

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT D

IN WITNESS WHEREOF, this certificate has been executed and delivered by the authorized officers or representatives of the undersigned as of                                         .

“TENANT”

,
a

By:

Name:

Title:

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S INITIAL CERTIFICATE

To:	(“Landlord”)

Date:

Tenant’s Initial Certificate

The undersigned, as the Tenant under that certain Lease (the “Lease”) dated                     , made and entered into between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation, as Landlord, and the undersigned, as Tenant, hereby certifies that:

1.	The undersigned has accepted possession and entered into occupancy of the Premises described in the Lease.

2.	The Commencement Date of the Lease was .

3.	The expiration date of the Lease is .

4.	The Lease is in full force and effect and has not been modified or amended.

5.	Landlord has performed all of its obligations to improve the Premises for occupancy by the undersigned.

Very truly yours,

,
a

By:

Name:

Title:

EXHIBIT E

EXHIBIT F

LEASE GUARANTY

THIS LEASE GUARANTY (“Guaranty”) is made by ENCORE CAPITAL GROUP, INC. (“Guarantor”), in favor of TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), in connection with that certain Office Lease dated March 4, 2011 (the “Lease”) pursuant to which Landlord is to lease to Midland Credit Management, Inc., a Kansas corporation (“Tenant”), those premises generally referred to as the 12th and 13th floors of the building commonly known as 3111 Camino del Rio North, San Diego, California 92108 (the “Premises”).

A. Landlord requires this Guaranty as a condition to Landlord’s execution of the Lease and the performance of the obligations to be performed under the Lease by Landlord.

B. Guarantor has agreed to provide this Guaranty to induce Landlord to enter into the Lease with Tenant and perform its obligations under the Lease.

In consideration of Landlord’s agreement to execute the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor does hereby agree with Landlord as follows:

1. The Lease is hereby incorporated into and made a part of this Guaranty by this reference.

2. Guarantor hereby unconditionally guarantees, as a primary obligor and not as a surety, without deduction by reason of setoff, defense or counterclaim, the full and punctual payment of all sums of rent and other amounts payable under the Lease and the full and punctual performance of all terms, covenants and conditions in the Lease to be kept, performed and/or observed by Tenant. Guarantor’s obligations under this Guaranty are continuing and unconditional. The foregoing obligations are sometimes referred to hereinafter as the “Guaranty Obligations.”

3. Guarantor hereby agrees that, without the consent of or notice to Guarantor and without affecting any of the obligations of Guarantor hereunder: (a) the Lease may be extended and any other term, covenant or condition of the Lease may be amended, compromised, released or otherwise altered by Landlord and Tenant, and Guarantor does guarantee and promise to perform all the obligations of Tenant under the Lease as so extended, amended, compromised, released or altered; (b) any guarantor of or party to the Lease may be released, substituted or added; (c) any right or remedy under the Lease may be exercised, not exercised, impaired, modified, limited, destroyed, or suspended; (d) Landlord or any other person may deal in any manner with Tenant, any guarantor, any party to the Lease or any other person; (e) Landlord may permit Tenant to holdover the Premises beyond the Lease Term; and (f) all or any part of the Premises or of Tenant’s rights or liabilities under the Lease may be sublet, assigned or assumed. Without in any way limiting the foregoing, Guarantor agrees not to unreasonably withhold its consent to any sublease, assignment of the Lease or other modification of the Lease which is agreed to by Landlord and Tenant.

4. Guarantor hereby waives and agrees not to assert or take advantage of: (a) any right to require Landlord to proceed against Tenant, or any other guarantor or person or to pursue any other security or remedy before proceeding against Guarantor; (b) any defense based on the genuineness, validity, regularity or enforceability of the Lease; (c) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of Tenant or any other person; and (d) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of Tenant, of the subrogation rights of Guarantor or of the right of Guarantor to proceed against Tenant for reimbursement. Guarantor waives any right, statutory, or otherwise, for itself to require or for Tenant to require Landlord to apply rents received toward the Guaranty Obligations, or to otherwise prioritize the receipt of rents as against the Guaranty Obligations.

5. Guarantor hereby waives and agrees not to assert or take advantage of (a) any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of any adverse change in the financial status of Tenant, notices of any other facts which increase the risk to Guarantor,

EXHIBIT F

notices of non-performance and notices of acceptance of this Guaranty) and protests of each and every kind; or (b) any right or defense based on a lack of diligence or failure or delay by Landlord in enforcing its rights under this Guaranty or the Lease.

6. Guarantor hereby waives and agrees not to assert or take advantage of any right to (a) exoneration if Landlord’s actions shall impair any security or collateral of Guarantor; (b) any security or collateral held by Landlord; (c) require Landlord to proceed against or exhaust any security or collateral before proceeding against Guarantor; (d) require Landlord to pursue any right or remedy for the benefit of Guarantor.

7. Guarantor shall not, without the prior written consent of Landlord, commence, or join with any other person in commencing, any bankruptcy, reorganization or insolvency proceeding against Tenant. Guarantor’s obligations under this Guaranty shall in no way be affected by any bankruptcy, reorganization or insolvency of Tenant or any successor or assignee of Tenant or by any disaffirmance or abandonment of the Lease or any payment under this Guaranty by a trustee of Tenant in any bankruptcy proceeding including, without limitation, any impairment, limitation, or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease resulting from the operation of any present or future provision of any federal or state bankruptcy or insolvency law or other statute or from the decision of any court. Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law all claims which Guarantor may have against Tenant relating to any indebtedness of Tenant to Guarantor and will assign to Landlord all rights of Guarantor thereunder. Landlord shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Landlord all of Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations hereunder shall not be satisfied except to the extent that Landlord receives cash by reason of any such payment or distribution. If Landlord receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty.

8. Until all the Tenant’s obligations under the Lease are fully performed, Guarantor: (a) shall have no right of subrogation or reimbursement against the Tenant by reason of any payments or acts of performance by Guarantor under this Guaranty; (b) subordinates any liability or indebtedness of the Tenant now or hereafter held by Guarantor to the obligations of the Tenant under, arising out of or related to the Lease or Tenant’s use of the Premises; and (c) acknowledges that the actions of Landlord may affect or eliminate any rights of subrogation or reimbursement of Guarantor as against Tenant without any liability or recourse against Landlord.

9. Prior to the execution of this Guaranty and at any time during the Term of the Lease upon ten (10) days prior written notice from Landlord, Guarantor agrees to provide Landlord with a current financial statement for Guarantor and financial statements for Guarantor for the two (2) years prior to the current financial statement year to the extent not previously delivered to Landlord. Guarantor’s financial statements are to be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Guarantor, audited by an independent certified public accountant. Guarantor represents and warrants that all such financial statements shall be true and correct statements of Guarantor’s financial condition.

10. The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.

11. This Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns. This Guaranty may be assigned by Landlord voluntarily or by operation of law.

12. This Guaranty shall constitute the entire agreement between Guarantor and the Landlord with respect to the subject matter hereof. No provision of this Guaranty or right of Landlord hereunder may be waived nor may any guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer,

EXHIBIT F

director or trustee of Landlord. The waiver or failure to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions hereof. No course of dealing between Landlord and Tenant shall alter or affect the enforceability of this Guaranty or Guarantor’s obligations hereunder.

13. Except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Indemnities, Guarantor hereby agrees to indemnify, protect, defend and hold Landlord harmless from and against, all losses, costs and expenses including, without limitation, all interest, default interest, post-petition bankruptcy interest and other post-petition obligations, late charges, court costs and attorneys’ fees, which may be suffered or incurred by Landlord in enforcing or compromising any rights under this Guaranty or in enforcing or compromising the performance of Tenant’s obligations under the Lease.

14. The term “Landlord” whenever hereinabove used refers to and means the Landlord in the foregoing Lease specifically named and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee of such Lease or any part thereof, whether by assignment or otherwise. The term “Tenant” whenever hereinabove used refers to and means the Tenant in the foregoing Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof, whether by assignment, sublease or otherwise including, without limitation, any trustee in bankruptcy and any bankruptcy estate of Tenant, Tenant’s assignee or sublessee.

15. If Guarantor shall become bankrupt or insolvent, or any application shall be made to have Guarantor declared bankrupt or insolvent, or if Guarantor shall make an assignment for the benefit of creditors, or shall enter into a proceeding for the dissolution of marriage, notice of such occurrence or event shall be promptly furnished to Landlord by Guarantor. This Guarantee shall extend to and be binding upon Guarantor’s successors and assigns, including, but not limited to, trustees in bankruptcy and Guarantor’s estate.

16. Any notice, request, demand, instruction or other communication to be given to any party hereunder shall be in writing and sent by registered or certified mail, return receipt requested in accordance with the notice provisions of the Lease. The Tenant shall be deemed Guarantor’s agent for service of process and notice to Guarantor delivered to the Tenant at the address set forth in the Lease shall constitute proper notice to Guarantor for all purposes. Notices to Landlord shall be delivered to Landlord’s address set forth in the Lease. Landlord, at its election, may provide an additional notice to Guarantor at the address provided under Guarantor’s signature below.

17. If either party hereto participates in an action against the other party arising out of or in connection with this Guaranty, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, collection costs and other costs incurred in and in preparation for the action. Guarantor hereby waives any right to trial by jury and further waives and agrees not to assert or take advantage of any defense based on any claim that any arbitration decision binding upon Landlord and Tenant is not binding upon Guarantor.

18. Guarantor agrees that all questions with respect to this Guaranty shall be governed by, and decided in accordance with, the laws of the State of California.

19. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.

20. Time is strictly of the essence under this Guaranty and any amendment, modification or revision hereof.

21. If more than one person signs this Guaranty, each such person shall be deemed a guarantor and the obligation of all such guarantors shall be joint and several. When the context and construction so requires, all words used in the singular herein shall be deemed to have been used in the plural. The word “person” as used herein shall include an individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever.

22. If Guarantor is a corporation, each individual executing this Guaranty on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Guaranty on behalf of said corporation,

EXHIBIT F

in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Guaranty is binding upon said corporation in accordance with its terms. If Guarantor is a corporation, Landlord, at its option, may require Guarantor to concurrently, with the execution of this Guaranty, deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Guaranty.

23. Without limiting the generality of any of the covenants and agreements of the Guarantor set forth above in this Guaranty, Guarantor hereby waives any and all rights or defenses that are or may become available to Guarantor under the provisions of Sections 2787 to 2855, inclusive, of the California Civil Code and any similar or analogous statutes of California or any other jurisdiction.

24. In the event any payment by Tenant to Landlord is held to constitute a preference under the bankruptcy laws, such payment by Tenant to Landlord shall not constitute a release of Guarantor from any liability hereunder, but Guarantor agrees to pay such amount to Landlord upon demand and this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

25. Guarantor specifically agrees that it shall not be necessary or required, and that Guarantor shall not be entitled to require, that Landlord mitigate damages, or file suit or proceed to obtain or assert a claim for personal judgment against Tenant for the Guaranty Obligations, or make any effort at collection of the Guaranty Obligations from Tenant, or foreclose against or seek to realize upon any security or collateral now or hereafter existing for the Guaranty Obligations, or file suit or proceed to obtain or assert a claim for personal judgment against any other party (whether maker, guarantor, endorser or surety) liable for the Guaranty Obligations, or make any effort at collection of the Guaranty Obligations from any such other party, or exercise or assert any other right or remedy to which Landlord is or maybe entitled in connection with the Guaranty Obligations or any security or collateral or other guaranty therefor, or assert or file any claim against the assets or estate of Tenant or any other guarantor or other person liable for the Guaranty Obligations, or any part thereof, before or as a condition of enforcing the liability of Guarantor under this Guaranty or requiring payment of the Guaranty Obligations by Guarantor hereunder, or at any time thereafter.

[NO FURTHER TEXT ON THIS PAGE]

EXHIBIT F

THE UNDERSIGNED HAS READ AND UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED IN THIS GUARANTY INCLUDING, WITHOUT LIMITATION, ALL WAIVERS CONTAINED IN THIS GUARANTY.

Executed on this 4th day of March, 2011.

Address of Guarantor:

ENCORE CAPITAL GROUP, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT F

EXHIBIT G

LOCATION OF BUILDING TOP SIGNAGE

1.

EXHIBIT G

EXTENSION OPTION RIDER

RIDER NO. 1 TO LEASE

This Rider No. 1 is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Subject to Rider No. 5 entitled, “Options In General”, Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the Term of the Lease for an additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Base Rent, which shall initially be equal to the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2. An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be as set forth above and in Rider No. 2, and except that Tenant shall have no remaining Extension Option during the Option Term.

RIDER NO. 1

FAIR MARKET RENTAL RATE RIDER

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. The term fair market rental rate” as used in the Lease and any Rider attached to the Lease shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality Class A office building located in the Mission Valley (San Diego), California area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be reasonably established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2. In the event where a determination of fair market rental rate is required under the Lease Landlord shall provide written notice of Landlord’s reasonable determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3. (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of similar commercial (including office) properties in the Mission Valley (San Diego), California area. The determination of the appraisers shall be limited solely to the issue of whether

RIDER NO. 2

Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b) The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of San Diego County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f) The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.

RIDER NO. 2

RIGHT OF FIRST OFFER RIDER

RIDER NO. 3 TO LEASE

This Rider No. 3 is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Grant of Option; Conditions. Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to either or both of the 9,487 square feet of Rentable Area known as Suite No. 1150 and the 4,000 square feet of Rentable Area known as Suite No. 1100 on the eleventh (11th) floor of the Building shown on the demising plan attached hereto as Exhibit A-4 (each, a “ROFO Space”). Tenant’s Right of First Offer as to each ROFO Space shall be exercised as follows: at any time after Landlord has determined that the existing tenant in any such ROFO Space will not extend or renew the term of its lease for such ROFO Space (but prior to leasing such ROFO Space to a party other than the existing tenant), Landlord shall deliver written notice to Tenant (the “ROFO Notice”) of the terms under which Landlord is prepared to lease the ROFO Space in question to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such ROFO Space as reasonably determined by Landlord. Tenant may lease such ROFO Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) days after the date of the ROFO Notice, subject to Rider No. 5 entitled “Options in General”, and except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with a ROFO Notice, if the existing tenant in the ROFO Space is interested in extending or renewing its lease for the ROFO Space or entering into a new lease for such ROFO Space.

2. Terms for ROFO Space.

a. The term for the ROFO Space shall commence upon the commencement date stated in the ROFO Notice and thereupon such ROFO Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFO Notice shall govern Tenant’s leasing of the ROFO Space and only to the extent that they do not conflict with the ROFO Notice, the terms and conditions of this Lease shall apply to the ROFO Space.

b. Tenant shall pay Base Rent and Additional Rent for the ROFO Space in accordance with the terms and conditions of the ROFO Notice, which terms and conditions shall reflect the Prevailing Market rate for the ROFO Space as determined in Landlord’s reasonable judgment pursuant to this Rider No. 3.

c. The ROFO Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFO Space or as of the date the term for such ROFO Space commences, unless the ROFO Notice specifies any work to be performed by Landlord in the ROFO Space, in which case Landlord shall perform such work in the ROFO Space. If Landlord is delayed delivering possession of the ROFO Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFO Space shall be postponed until the date Landlord delivers possession of the ROFO Space to Tenant free from occupancy by any party.

3. Termination of Right of First Offer. The rights of Tenant hereunder with respect to the ROFO Space shall terminate upon Tenant’s failure to exercise its Right of First Offer within the ten (10) day period provided in Section 1 above; and (ii) the date Landlord would have provided Tenant a ROFO Notice if Tenant had not been in violation of one or more of the conditions set forth in Section 1 above or if Tenant is unable to exercise its Right of First Offer for any of the reasons provided in Rider No. 5.

RIDER NO. 3

4. Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the ROFO Space to the Premises on the terms set forth in the ROFO Notice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

5. Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the ROFO Space in the Building and Class A office buildings comparable to the Building in the Mission Valley (San Diego), California area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the ROFO Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

6. Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

RIDER NO. 3

RIGHT OF FIRST REFUSAL RIDER

RIDER NO. 4 TO LEASE

This Rider No. 4 is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Tenant shall have a one time right of first refusal (the “Right of First Refusal”) with respect to that certain space containing approximately 2,772 square feet of Rentable Area known as Suite No. 1125 on the eleventh (11th) floor of the Building, as shown on Exhibit A-4 attached hereto (the “ROFR Space”) as provided in this Rider No. 4. If Landlord receives and desires to accept a third-party offer to lease the ROFR Space, then Tenant shall have five (5) business days following receipt from Landlord of a written itemization of the relevant economic terms relating to such third-party offer (the “Terms Sheet”) in which to agree in writing to lease the ROFR Space on the terms set forth on the Terms Sheet and the noneconomic terms set forth in the Lease. If Tenant timely elects to lease the ROFR Space on the terms set forth in the Terms Sheet, and if, within five (5) business days following such election, Tenant does not enter into an amendment to the Lease formalizing the terms of Tenant’s lease of the ROFR Space, then Landlord shall thereafter be entitled to lease the ROFR Space to such third party or any other person or entity on the terms set forth in the Terms Sheet or any other terms more favorable to Landlord. If for any reason Tenant fails to appropriately respond to the Terms Sheet within such five (5) business day period of time, or if for any reason (including, without limitation, the parties’ failure to agree on the form of the Lease amendment or any of the terms contained therein after their good faith efforts to do so), Tenant does not execute and deliver to Landlord, within the next five (5) business day period of time, a Lease amendment acceptable to Landlord containing the terms set forth in the Terms Sheet, then in either such event Tenant will be deemed to have elected not to lease the ROFR Space on the terms contained in the Terms Sheet.

2. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the ROFR Space, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

RIDER NO. 4

OPTIONS IN GENERAL

RIDER NO. 5 TO LEASE

This Rider No. 5 is made and entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA FOR THE BENEFIT OF ITS SEPARATE REAL ESTATE ACCOUNT, a New York corporation (“Landlord”), and MIDLAND CREDIT MANAGEMENT, INC., a Kansas corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word “Option” has the following meaning:

(i)	The Extension Option pursuant to Rider No. 1 herein;

(ii)	The Right of First Offer pursuant to Rider No. 3 herein; and

(iii)	The Right of First Refusal pursuant to Rider No. 4 herein.

2. Options Personal. Each Option granted to Tenant is personal to the original Tenant executing this Lease and may be exercised only by the original Tenant executing this Lease while occupying and leasing the entire Premises and without having assigned this Lease or having sublet any portion of the Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease. The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.

3. Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of this Lease beyond any applicable notice and cure period as of Tenant’s exercise of the Option in question, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period of this Lease.

4. Options as Economic Terms. Each Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

RIDER NO. 5

1.	TERM	1

2.	BASE RENT AND SECURITY DEPOSIT	2

3.	ADDITIONAL RENT	3

4.	IMPROVEMENTS AND ALTERATIONS	8

5.	REPAIRS	9

6.	USE OF PREMISES	10

7.	UTILITIES AND SERVICES	12

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	14

9.	FIRE OR CASUALTY	17

10.	EMINENT DOMAIN	18

11.	ASSIGNMENT AND SUBLETTING	18

12.	DEFAULT	20

13.	ACCESS; CONSTRUCTION	23

14.	BANKRUPTCY	23

15.	SUBSTITUTION OF PREMISES	24

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	24

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	25

18.	PARKING; COMMON AREAS	25

19.	MISCELLANEOUS	27

LIST OF EXHIBITS

Exhibit A-1	Floor Plan of the Premises
Exhibit A-2	Legal Description of the Project
Exhibit A-3	Floor Plan of Temporary Space
Exhibit A-4	ROFO Space (Suite 1150 and Suite 1100), and ROFR Space (Suite 1125)
Exhibit B	Work Letter
Exhibit C	Building Rules and Regulations
Exhibit D	Form of Estoppel Certificate
Exhibit E	Form of Tenant’s Initial Certificate
Exhibit F	Lease Guaranty
Exhibit G	Signage

Rider No. 1	Extension Option Rider
Rider No. 2	Fair Market Rental Rate Rider
Rider No. 3	Right of First Offer
Rider No. 4	Right of First Refusal
Rider No. 5	Options in General